SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 15, 2003

U.S. RESTAURANT PROPERTIES, INC.

(Exact name of registrant as specified in its charter)

Maryland	1-13089	75-2687420
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

12240 Inwood Road, Suite 300, Dallas, Texas 75244
(972) 387-1487

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

(Former name or former address, if changed since last report)

Item 5.            Other Events

The Company is filing this Form 8-K to update the Company’s historical financial statements included in our current Report on Form 10-K filed on August 18, 2003, as amended, for discontinued operations hat have resulted from dispositions of real estate assets during the period from July 1 through September 30, 2003 in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.”  The remaining information as presented in the original filing of our 2002 Form 10-K, as amended, is considered relatively unchanged. Copies of the Company’s SEC filings can be accessed free of charge at the Company’s website address, usrp.com.

The following Items 6, 7, and 8 are intended to update the corresponding sections of the Company’s 2002 Form 10-K, as amended.

Item 6.            Selected Financial Data.

The following information should be read in conjunction with the Company’s consolidated financial statements and notes thereto.

	Years ended December 31,
	1998	1999	2000	2001	2002
	(In thousands, except per share and property data)
Statement of Operations:
Revenues:
Real estate rental income (1)	$46,355	$63,820	$65,732	$60,815	$60,311
Tenant expense reimbursements	2,630	3,637	3,446	3,002	3,080
Lease termination fees	177	20	60	592	198
Interest on real estate loans	3,312	6,118	4,884	3,284	3,279
Retail operations	—	—	—	13,557	37,856
Total revenues	52,474	73,595	74,122	81,250	104,724
Expenses:
Ground rent (2)	2,922	4,109	3,557	3,622	3,520
Property taxes (3)	109	236	695	651	834
Other property (3)	69	248	398	364	385
Legal (3)	314	621	1,441	1,256	2,882
Depreciation and amortization	14,409	21,536	22,644	20,071	20,453
Impairment of long-lived assets	127	5,000	5,120	16,201	1,008
Provision for doubtful accounts	570	10,901	8,479	4,727	(1,661)
General and administrative	3,571	7,140	7,823	8,220	10,558
Retail cost of sales	—	—	—	12,726	32,077
Termination of management contract	12,047	(239)	(3,713)	—	—
Equity in net loss (income) of affiliates	317	(13)	—	—	—
Total expenses	34,455	49,539	46,444	67,838	70,056

Gain (loss) on sale of property	403	(165)	2,725	3,607	—
Income from continuing operations before non-operating income, interest expense and minority interest	18,422	23,891	30,403	17,019	34,668
Non-operating income (5)	716	1,497	1,181	2,329	940
Interest expense	(16,879)	(29,410)	(30,706)	(35,000)	(22,306)
Minority interest in operating partnership	58	(567)	(4,139)	(4,485)	(4,681)
Income from discontinued operations (4)	3,600	5,379	3,216	1,525	5,647
Net income (loss)	$5,917	$790	$(45)	$(18,612)	$14,268
Net income (loss) allocable to common shareholders	$(1,185)	$(6,312)	$(7,147)	$(25,714)	$7,166
Weighted average shares outstanding:
Basic	13,325	14,863	15,404	17,999	19,660
Diluted	13,325	14,863	15,404	17,999	19,762
Income (loss) per share:
Basic and diluted	$(0.09)	$(0.42)	$(0.46)	$(1.43)	$0.36
Dividends declared per share	$1.57	$1.82	$1.12	$1.43	$1.21
Balance Sheet Data:
Total asset	$604,169	$702,077	$625,023	$577,508	$579,077
Line of credit and long-term debt	342,112	396,108	356,680	337,119	353,374
Capitalized lease obligations	63	17	16	—	—
Minority interest	29,567	81,685	54,733	54,337	52,845
Stockholders’ equity	209,775	194,164	190,325	156,600	146,247
Other Data:
Cash flows provided by operating activities	38,238	47,134	31,395	32,256	34,577
Cash flows (used in) provided by investing activities	(243,724)	(112,216)	42,255	19,276	(19,922)
Cash flows provided by (used in) financing activities	206,239	72,920	(77,836)	(46,695)	(20,609)
Number of Properties	833	912	850	811	816

(1)           Reflects the reclassification in prior years of amounts previously reported as a reduction of rent income to ground rent expense for those properties with leases that require the operator to be responsible for the payment of ground rents.  The reclassification occurred due to the adoption of EITF No. 01-14, “Income Statement Characterization of Reimbursements Received for ‘Out-of-Pocket’ Expenses Incurred.”

(2)           Reflects the reclassification in prior years of ground rent expense amounts previously reported as general and administrative expense.

(3)           Reflects reclassification from the prior year presentation in the Company’s Consolidated Statements of Operations as “Property” expense.

(4)           Reflects the reclassification in prior years of the operating results associated with the 108 properties sold or disposed on or subsequent to January 1, 2002, previously reported in continuing operations.

(5)           Reflects the reclassification of interest income on cash balances from a real estate loan and interest on restricted cash.

Item 7.    Management’s Discussion and Analysis of Financial Condition and Results of Operations.

U.S. Restaurant Properties, Inc. (“USRP”) is a non-taxed financial services and real estate company dedicated to acquiring, managing, and financing branded chain restaurant properties (such as Arby’s®, Chili’s®, Burger King® and Pizza Hut®) and selected service retail properties. As of September 30, 2003, the Company owned 785 properties in 48 states.

The Company’s revenues consist primarily of real estate rental revenues and retail operating revenue.  Real estate rental revenues are derived primarily from leasing the Company’s properties (primarily branded chain restaurants) to operators on a “triple net” basis.  Triple net leases typically require the tenants to be responsible for property operating costs, including property taxes, insurance, maintenance, and in most cases, the ground rents where applicable. Approximately 47.1% of the Company’s leases provide for a base rent plus a percentage of the sales in excess of a threshold amount. As a result, portions of the Company’s revenues are a function of the number of properties in operation and their level of sales.  Sales at individual properties are influenced by local market conditions, the efforts of specific operators, marketing, new product programs, support of the franchisor and the general state of the economy.  The Company’s retail operations began in 2001 when the Company commenced operating various service stations, restaurants and car washes in order to transition the operations of these properties from one tenant to another.  Therefore, the retail operating revenue is derived primarily from operating these service properties.

Comparison of the year ended December 31, 2002 to the year ended December 31, 2001

Total revenues of $104.7 million increased $23.4 million for the year ended December 31, 2002, of which $24.3 million was attributable to an increase in retail operations, offset partly by a $0.5 million decline in real estate rental revenues.  The increase in retail operating revenues occurred primarily in fuel sales, particularly in three states, due to a greater average number of stores open during the period and to a greater number of months that stores operated.  Total fuel sales increased in 2002 by $19.8 million, of which $8.9 million, $7.9 million and $2.8 million occurred in Hawaii, Texas and Illinois, respectively.  Convenience store food sales increased by $1.6 million for the period. The nature of the Company’s retail operations causes a relatively high number of ownership changes, as well as numerous acquisitions and dispositions, making it difficult to utilize a same store measure that presents meaningful information.  One measure of store performance utilized by the Company relates to the number of months that the stores are open for business in each period.  During December 31, 2002, there were an average of 9.7 months open based on an average of 40 stores, compared to 4.4 months open months based on an average of 34 stores in 2001, representing a 158.5% increase in the number of months the stores were open.

Expenses increased $2.2 million to $70.1 million primarily due to a $19.4 million increase in retail cost of sales, a $2.3 million increase in general and administrative expenses, and a $1.6 million increase in legal expenses, offset partially by a $15.2 million decrease in impairments and a $6.4 million decline in provision for doubtful accounts. The increase in retail cost of sales was proportional to the increase in retail operating revenues and was primarily due to the increased number of stores and months of operation in 2002 compared to 2001. The increase in general and administrative expenses also related to increased costs associated with the retail operations. The increase in legal expenses was primarily attributable to tenant matters.  Significantly offsetting these increases was a decrease in impairments attributable to the Company’s prior year regular analysis of its investments, including assets leased to one tenant with multiple properties which defaulted on rent payments. The decline in the provision for doubtful accounts related to tenant workout matters.

Gain on sale of property for the year ended December 31, 2002 was $4.2 million and is reflected in the Company’s Consolidated Statements of Operations as “Income from discontinued operations” in accordance with SFAS No. 144.  Gain on sale of property was $3.6 million for the year ended December 31, 2001, and relates to the sale of 41 properties for cash proceeds of $23.1 million, net of closing costs, and notes of  $1.3 million.  The gain on sale and results of operations of the disposals that occurred in 2001 were not reclassified to discontinued operations as they did not qualify as discontinued operations under the provisions of APB No. 30, “Reporting the Results of Operations - Reporting the Effects of Disposal of a Segment of Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions.”

Interest expense declined by $12.7 million to $22.3 million during 2002 due to lower average outstanding debt compared to the prior year. The decrease also resulted from lower interest rates and amortization of deferred financing costs related to fees associated with a credit bridge facility in January 2001 which were expensed through August of 2001.

Income from discontinued operations was $5.6 million for the year ended December 31, 2002 compared to $1.5 million for the year ended December 31, 2001.  In accordance with SFAS No. 144, which the Company adopted on January 1, 2003, discontinued operations represent the operations of properties disposed of subsequent to January 1, 2002, as well as any gain or loss recognized in their disposition.  Sixty-two properties were disposed during the first nine months of 2003 and forty-six properties were disposed of or sold in the year ended December 31, 2002.  2002 sales resulted in a gain of $4.2 million with cash proceeds of $24.4 million, net of closing costs, and $3.9 million of notes.  The operating results of these properties are reflected in the Company’s Consolidated Statements of operations as “Income from discontinued operations” for the year ended December 31, 2002 and all prior years.

Comparison of the year ended December 31, 2001 to the year ended December 31, 2000.

At December 31, 2001, the Company owned 811 properties.  During the year ended December 31, 2001, the Company disposed of 41 properties and acquired two properties.  The operations of the disposed properties are included in the results of continuing operations until their respective dates of disposal.  The results of operations of these disposals was not reclassified to discontinued operations as they did not qualify as discontinued operations under the provisions of APB Opinion No. 30, “Reporting the Results of Operations-Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions.”

Total revenues of $81.3 million increased $7.2 million during 2001 as compared to 2000.  Retail operations, which began April 1, 2001, generated revenues of $13.6 million, offset partially by a $4.9 million decrease in real estate rental revenues resulting from fewer properties owned than in the prior year and from a decline of $1.6 million in interest on mortgage loans due to a lower average mortgage loan portfolio in 2001.  For 2001, the decrease in real estate rental revenues that resulted from percent rent was due to declines in tenant sales and the fact that new lease contracts or renewals of current leases generally exclude a percent rent provision in favor of increases in base rent rates.

Expenses increased $21.5 million to $67.9 million due to $12.7 million of retail cost of sales which were not present in the prior year and to an increase of $11.1 million in impairments. The impairments increase related primarily to one large tenant which defaulted on lease payments for service stations and a fuel terminal in Hawaii and to service stations in Missouri, Illinois and Texas. The Company classified those properties as Assets Held for Sale, and recorded the write down of the assets.   Also, for the year ended December 31, 2000, a non-cash credit of $3.7 million was recorded under the caption “Termination of management contract” in the Company’s Consolidated Statements of Operations.  This credit represents the decline in market value of a share of common stock at December 31, 2000 compared to December 31, 1999 on the maximum total of 825,000 contingent OP Units issuable to QSV pursuant to the termination agreement. Partially offsetting these increases was a decrease of $3.8 million in the provision for doubtful accounts which resulted from the Company’s regular analysis of its receivables to determine if circumstances indicate that the carrying value of the receivable is unrecoverable.

The gain on sale of properties of $3.6 million for the year ended December 31, 2001 related to the sale of 41 properties for cash of $23.1 million, net of closing costs, and notes of $1.3 million.  The gain on sale of properties of $2.7 million for the year ended December 31, 2000 related to the sale of 70 properties for cash of $47.6 million, notes of $1.2 million, and the non-renewal of ground leases.

Interest expense increased by $4.3 million to $35.0 million during 2001 resulting primarily from an increase in the amortization of deferred financing costs, partially offset by lower interest rates and debt levels. Amortization of deferred financing costs increased due to fees associated with the Bank of America bridge facility which were expensed through August 2001.  As originally reported, the Company’s loss on early extinguishment of debt was $0.9 million for the year ended December 31, 2001.  As a result of the adoption of SFAS No. 145, “Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections,” the Company reclassified the $0.9 million as interest expense in the Company’s Consolidated Statements of Operations.

Income from discontinued operations was $1.5 million compared to $3.2 million for the year ended December 31, 2000.  Sixty-two properties were disposed of during the first nine months of 2003 and forty-six properties were disposed of or classified as held for sale in the year ended December 31, 2002.  The operating results of these properties are reflected as “Income from discontinued operations” for the year ended December 31, 2002 and all prior years.

Item 8.  Financial Statements and Supplementary Data.

The financial statement supplementary schedules of the Company and its subsidiaries required to be included in Item 15(a)(2) are listed below:

Schedule II– Valuation and Qualifying Accounts
Schedule III– Real Estate and Accumulated Depreciation

Independent Auditors’ Report

The Board of Directors and Shareholders
U.S. Restaurant Properties, Inc.
Dallas, Texas

We have audited the accompanying consolidated balance sheets of U.S. Restaurant Properties, Inc. and subsidiaries (the “Company”) as of December 31, 2002 and 2001, and the related consolidated statements of operations, comprehensive operations, stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2002.  Our audits also included the financial statement schedules listed in the Index at Item 15(a)(2).  These financial statements and financial statement schedules are the responsibility of the Company’s management.  Our responsibility is to express an opinion on the financial statements and financial statement schedules based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America.  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of U.S. Restaurant Properties, Inc. and subsidiaries as of December 31, 2002 and 2001, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States of America.  Also, in our opinion, such financial statement schedules, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly in all material respects the information set forth therein.

As discussed in Note 2 to the financial statements under the caption “Long-Lived Assets”, the Company changed its method of accounting for discontinued operations in 2002 as required by Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.”

DELOITTE & TOUCHE LLP

Dallas, Texas

December 12, 2003

U.S. Restaurant Properties, Inc.
Consolidated Balance Sheets
(In thousands, except per share data)

	December 31, 2002	December 31, 2001

Assets

Property, net
Land	$202,404	$184,074
Buildings and leasehold improvements	372,191	359,071
Machinery and equipment	11,868	11,018
	586,463	554,163
Less: accumulated depreciation	(100,002)	(82,921)
	486,461	471,242

Assets held for sale	—	22,071
Construction in progress	256	640
Cash and cash equivalents	4,392	10,346
Restricted cash and marketable securities	2,211	6,622
Rent and other receivables, net (includes $2,531 and $3,460 allowance for doubtful accounts at December 31, 2002 and 2001, respectively)	7,299	6,747
Straight line rent receivables, net (includes $484 and $1,287 allowance for doubtful accounts at December 31, 2002 and 2001, respectively, and $3,746 and $3,539 of remodel grants at December 31, 2002 and 2001, respectively)	15,600	13,550
Prepaid expenses and other assets	3,354	2,534
Inventories	1,289	633
Investments	3,025	5,108
Notes receivable, net (includes $13 and $488 due from related parties and $3,636 and $4,040 allowance for doubtful accounts at December 31, 2002 and 2001, respectively)	10,268	8,665
Mortgage loans receivable, net (includes $583 and $2,500 allowance for doubtful accounts at December 31, 2002 and 2001, respectively)	34,469	15,667
Net investment in direct financing leases	518	1,300
Deferred financing costs and intangibles, net	9,935	12,383
Total assets	$579,077	$577,508

continued on next page

See Notes to Consolidated Financial Statements.

U.S. Restaurant Properties, Inc.
Consolidated Balance Sheets (continued)
(In thousands, except per share data)

	December 31, 2002	December 31, 2001

Liabilities and stockholders’ equity

Accounts payable and accrued liabilities	$18,142	$18,255
Accrued dividends and distributions	2,181	6,112
Unearned contingent rent	826	1,124
Deferred gain on sale of property	926	215
Line of credit	25,000	—
Interest rate derivatives at fair value	4,536	3,746
Notes payable	327,428	336,140
Mortgage note payable	946	979
Total liabilities	379,985	366,571

Commitments and contingencies

Minority interest	52,845	54,337

Stockholders’ equity

Preferred stock, $0.001 par value per share;
Series A Cumulative Convertible Preferred Stock – 50,000 shares authorized, 3,680 shares issued and outstanding at December 31, 2002 and December 31, 2001 (aggregate liquidation value of $92,000)	4	4
Common stock, $0.001 par value per share;
100,000 shares authorized, 19,832 and 19,459 shares issued and outstanding at December 31, 2002 and December 31, 2001, respectively	20	19
Additional paid-in capital	327,756	324,448
Excess stock, $0.001 par value per share 15,000 shares authorized, no shares issued	—	—
Accumulated other comprehensive loss	(4,411)	(5,071)
Loans to stockholders for common stock	(299)	(850)
Distributions in excess of net income	(176,823)	(161,950)
Total stockholders’ equity	146,247	156,600
Total liabilities and stockholders’ equity	$579,077	$577,508

See Notes to Consolidated Financial Statements.

U.S. Restaurant Properties, Inc.
Consolidated Statements of Operations
(In thousands, except per share data)

	Years Ended December 31,
	2002	2001	2000
Revenues:
Real estate rental income	$60,311	$60,815	$65,732
Tenant expense reimbursements	3,080	3,002	3,446
Lease termination fees	198	592	60
Interest on real estate loans	3,279	3,284	4,884
Retail operations	37,856	13,557	—
Total revenues	104,724	81,250	74,122
Expenses:
Ground rent	3,520	3,622	3,557
Property taxes	834	651	695
Other property	385	364	398
Legal	2,882	1,256	1,441
Depreciation and amortization	20,453	20,071	22,644
Impairment of long-lived assets	1,008	16,201	5,120
Provision for doubtful accounts	(1,661)	4,727	8,479
General and administrative	10,558	8,220	7,823
Retail cost of sales	32,077	12,726	—
Termination of management contract	—	—	(3,713)
Total expenses	70,056	67,838	46,444
Gain on sale of property	—	3,607	2,725
Income from continuing operations	34,668	17,019	30,412
Non-operating income	940	2,329	1,181
Interest expense	(22,306)	(35,000)	(30,706)
Minority interests	(4,681)	(4,485)	(4,139)

Income (loss) before discontinued operations	8,621	(20,137)	(3,261)
Income from discontinued operations	5,647	1,525	3,216
Net income (loss)	14,268	(18,612)	(45)
Dividends on preferred stock	(7,102)	(7,102)	(7,102)
Net income (loss) allocable to common stockholders	$7,166	$(25,714)	$(7,147)

Basic and diluted net income (loss) per share:
Income (loss) from continuing operations allocable to common stockholders	$0.07	$(1.51)	$(0.67)
Income from discontinued operations	0.29	0.08	0.21
Net income (loss) per share	$0.36	$(1.43)	$(0.46)

Weighted average shares outstanding
Basic	19,660	17,999	15,404
Diluted	19,762	17,999	15,404

See Notes to Consolidated Financial Statements

U.S. Restaurant Properties, Inc.

Consolidated Statements of Comprehensive Operations

(In thousands)

	Years Ended December 31,
	2002	2001	2000
Net income (loss)	$14,268	$(18,612)	$(45)
Cumulative effect of change in accounting for derivative instrument	—	(1,474)	—
Reclassification adjustment - hedge settlement	—	1,474	—
Other comprehensive income (loss) -
change in unrealized loss on derivative valuation	(1,862)	(2,549)	—
change in unrealized loss on investments	2,522	(682)	(11)
Comprehensive income (loss)	$14,928	$(21,843)	$(56)

See Notes to Consolidated Financial Statements

U.S. Restaurant Properties, Inc.

Consolidated Statement of Stockholders’ Equity

For the Years Ended December 31, 2002, 2001, 2000

(In thousands)

					Additional Paid-in Capital	Accumulated Other Comprehensive Income (Loss)	Loans To Stockholders	Distributions In Excess of Net Income	Total
	Preferred Stock		Common Stock
	Shares	Par Value	Shares	Par Value
Balance at January 1, 2000	3,680	$4	15,405	$15	$281,420	$(1,829)	$—	$(85,446)	$194,164
Net loss								(45)	(45)
Loans to officers for common stock purchases			35	1	299		(300)		—
Common stock issued for QSV merger			1,973	1	21,001				21,002
Common stock repurchased and retired, and converted OP units			4		(86)				(86)
Change in unrealized loss on investments						(11)			(11)
Distributions declared on common stock								(17,597)	(17,597)
Distributions declared on preferred stock								(7,102)	(7,102)
Balance at December 31, 2000	3,680	4	17,417	17	302,634	(1,840)	(300)	(110,190)	190,325
Net loss								(18,612)	(18,612)
Purchase of common stock by officers			100	1	1,099		(550)		550
Cumulative effect of change in accounting for derivative instrument						(1,474)			(1,474)
Reclassification adjustment						1,474			1,474
Proceeds from sale of common stock			1,877	1	19,837				19,838
Proceeds from exercised stock options			83		880				880
Stock-based compensation to employees			8		321				321
Common stock repurchased and retired			(26)		(323)				(323)
Other comprehensive loss -
Change in unrealized loss on derivatives						(2,549)			(2,549)
Change in unrealized loss on investments						(682)			(682)
Distributions declared on common stock								(26,046)	(26,046)
Distributions declared on preferred stock								(7,102)	(7,102)
Balance at December 31, 2001	3,680	4	19,459	19	324,448	(5,071)	(850)	(161,950)	156,600
Net income								14,268	14,268
Purchase of common stock by officers			10		120		(24)		96
Repayment by officers of loans for common stock purchases							763		763
Common stock received and retired as repayment of officer loans			(20)		(287)		287		—
Reclassification of officer notes							(475)		(475)
Proceeds from exercised stock options			162	1	1,749				1,750
Stock-based compensation to employees					315				315
Common stock issued to redeem guaranteed price OP units			221		1,411				1,411
Other comprehensive income (loss) -
Change in unrealized loss on derivatives						(1,862)			(1,862)
Change in unrealized loss on investments						2,522			2,522
Distributions declared on common stock								(23,815)	(23,815)
Distributions declared on preferred stock								(5,326)	(5,326)
Balance at December 31, 2002	3,680	$4	19,832	$20	$327,756	$(4,411)	$(299)	$(176,823)	$146,247

See Notes to Consolidated Financial Statements.

U.S. Restaurant Properties, Inc.

Consolidated Statements of Cash Flows

(In thousands)

	Years Ended December 31,
	2002	2001	2000
Cash flows from operating activities:
Net income (loss)	$14,268	$(18,612)	$(45)
Adjustments to reconcile net income (loss) to net cash flows from operating activities:
Depreciation and amortization	22,474	22,530	24,994
Amortization of deferred financing costs and discounts	2,006	6,273	1,178
Impairment of long-lived assets	2,406	18,445	6,106
Provision for doubtful accounts	(1,661)	4,727	8,860
Accretion of interest income	(487)	(828)	(752)
Fair value adjustment for interest rate derivatives	(522)	2,602	—
Minority interests	4,681	4,485	4,139
Gain on sale of property	(4,241)	(3,607)	(2,725)
Termination of management contract	—	—	(3,713)
Change in rent and other receivables, net	(1,117)	(2,463)	(6,946)
Change in straight line rent, net	(2,339)	(1,982)	(2,358)
Change in prepaid expenses	43	1,668	(1,516)
Change in inventories	(655)	(633)	—
Change in net investment in direct financing leases	611	774	2,819
Change in accounts payable and accrued liabilities	(700)	(905)	1,684
Change in unearned contingent rent	(298)	41	(1,146)
Other changes	108	(259)	816
Cash flows provided by operating activities	34,577	32,256	31,395

Cash flows from investing activities:
Proceeds from sale of property and equipment	24,393	23,072	47,588
Purchase of property	(18,924)	(1,147)	(15,820)
Purchase of machinery and equipment	(519)	(220)	(140)
Purchase of investments	(3,993)	(3,490)	—
Proceeds from sale of investments	8,762	594	259
Change in retainage payable	—	—	(1,370)
Change in restricted cash	4,411	(6,580)	13,052
Mortgage notes receivable acquired	(39,133)	(40)	(57)
Mortgage loans receivable principal payments	5,267	3,973	2,344
Notes receivable issued	(1,275)	(1,635)	(8,365)
Notes receivable principal payments	612	4,683	4,612
Other changes	477	66	152
Cash flows (used in) provided by investing activities	(19,922)	19,276	42,255

continued on next page

See Notes to Consolidated Financial Statements.

U.S. Restaurant Properties, Inc.

Consolidated Statements of Cash Flows (continued)

(In thousands)

	Years ended December 31,
	2002	2001	2000
Cash flows from financing activities:
Proceeds from line of credit	$39,700	$—	$35,121
Payments on line of credit	(14,700)	(119,036)	(75,671)
Distributions to minority interest shareholders	(4,762)	(4,932)	(6,001)
Cash contribution by minority interest shareholder	—	52	—
Payment of common stock dividends	(25,961)	(23,640)	(23,509)
Payment of preferred stock dividends	(7,102)	(7,102)	(7,102)
Proceeds from sale of stock and exercised stock options	1,846	21,266	—
Repayment by officers of loans for common stock purchases	763	—	—
Payments on notes/mortgage payable	(9,624)	(261,765)	(29)
Proceeds from notes/mortgage payable	—	360,700	—
Financing costs	(769)	(11,915)	(269)
Payments on capitalized lease obligations	—	—	(1)
Purchase and retirement of common stock	—	(323)	(375)
Cash flows used in financing activities	(20,609)	(46,695)	(77,836)

(Decrease) increase in cash and cash equivalents	(5,954)	4,837	(4,186)
Cash and cash equivalents at beginning of period	10,346	5,509	9,695
Cash and cash equivalents at end of period	$4,392	$10,346	$5,509

Supplemental disclosure:
Interest paid, net of amounts capitalized of $0, $52 and $739, respectively	$17,390	$25,363	$22,286
Income taxes paid (including state income and franchise taxes)	$238	$406	$419

Non-cash investing and financing activities:
Mortgage loans receivable used for property acquisitions	$20,000	$—	$—
Notes received on sale of property	3,905	1,308	1,233
OP units exchanged for common stock	1,411	—	21,389
Net transfer of property from direct financing leases to property and equipment	171	680	—
Transfers from construction in progress to property	43	8,541	29,877
Notes written-off on repossession of property	—	1,490	306
Sale of trading security - funds in transit	—	1,200	—
Security deposit and note receivable transferred	—	700	—

See Notes to Consolidated Financial Statements.

U.S. Restaurant Properties, Inc.

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2002, 2001 and 2000

1.     Organization

U.S. Restaurant Properties, Inc. (the “Company”) is a Maryland corporation formed to continue the restaurant property management, acquisition and development operations, related business objectives and strategies of U.S. Restaurant Properties Master L.P. (collectively, with its subsidiaries, “USRP”).  The Company became a self-administered real estate investment trust (“REIT”) on October 15, 1997 as defined under the Internal Revenue Code of 1986, as amended.  The conversion was effected through the merger (the “Merger”) of USRP Acquisition, L.P., a partnership subsidiary of U.S. Restaurant Properties, Inc., with and into U.S. Restaurant Properties Master L.P.  As a result of the Merger, all holders of units of beneficial interest (the “Units”) of USRP became stockholders of the Company on a one unit for one share of common stock basis.

The Company is authorized to issue up to 100,000,000 shares of common stock, par value $.001 per share (the “Common Stock”), 50,000,000 shares of preferred stock, par value $.001 per share (the “Preferred Stock”) and 15,000,000 shares of excess stock, par value $.001 per share (the “Excess Stock”).  Pursuant to the Company’s Articles of Incorporation (the “Articles”), any purported transfer of shares of Common Stock or Preferred Stock that would result in a person owning shares of Common Stock or Preferred Stock in excess of certain limits set out in the Articles will result in the shares subject to such purported transfer being automatically exchanged for an equal number of shares of Excess Stock.

The business and operations of the Company are conducted primarily through U.S. Restaurant Properties Operating, L.P. (“OP”).  As of December 31, 2002, the Company owned 100% of and controlled the OP.

The Company had 19,831,689 and 19,459,207 shares of Common Stock outstanding at December 31, 2002 and 2001, respectively.

2.     Accounting Policies

The Company prepares its consolidated financial statements in accordance with accounting principles generally accepted in the United States of America.

Consolidation

The consolidated financial statements reflect the accounts of the Company, the OP and their wholly owned and majority owned subsidiaries after elimination of all material intercompany transactions.

Cash and Cash Equivalents

Cash and cash equivalents include short-term, highly liquid investments with maturities at the date of purchase of three months or less.

Restricted Cash and Marketable Securities

Restricted cash consists of approximately $1.5 million cash on deposit with the trustee for the $180.0 million Triple Net Lease Mortgage Certificates (the “Certificates”) and approximately $0.7 million on deposit and being used as security for a letter of credit for the purchase of fuel, as tax escrow and other marketable securities accounts.

Revenue Recognition

The Company’s revenues primarily include rental income on real estate properties and operating revenue from retail operations.

Rental revenues are derived primarily from leasing the Company’s properties to operators (primarily restaurants) on a “triple net” basis.  Triple net leases typically require the tenants to be responsible for property operating costs, including property taxes, insurance, maintenance and, in most cases, the ground rents where applicable.  The triple net structure is designed to provide a predictable stream of income while minimizing ongoing property operating costs.  Accordingly, the accompanying consolidated financial statements do not reflect property taxes and insurance costs or reimbursements when the tenant has legally assumed responsibility for these liabilities.  As the Company remains legally responsible for ground rents under its ground leases and received payment from its tenants for these costs, amounts reimbursed from tenants for ground rents are recorded as rent revenue. The Company recognized revenues associated with ground lease reimbursements of $3.9 million, $3.7 million and $4.3 million, of which $0.7 million, $0.6 million and $0.7 million are reflected in the Company’s Consolidated Statements of Operations as “Income (loss) from discontinued operations” for the years ended December 31, 2002, 2001 and 2000, respectively. The treatment of ground rents has changed from prior years due to the adoption of EITF No. 01-14, “Income Statement Characterization of Reimbursements Received for ‘Out-of-Pocket’ Expenses Incurred” during 2002.  In accordance with this consensus, prior periods presented have also been reclassified.   Rental revenues and ground rent expense are recognized on a straight-line basis unless significant collection problems occur with the lessee, at which time rents are recognized on a cash basis. The Company occasionally provides remodeling grants, which are included in the straight-lining of revenue, to tenants in consideration for early renewal and restructure of existing leases.  Contingent rent is recognized as revenue after the related lease sales targets are achieved.  The Company recognized contingent rent revenues of $3.8 million,  $4.3 million and $5.0 million for the years ended December 31, 2002, 2001 and 2000, respectively, of which $0.3 million, $0.4 million and $0.5 million are reflected as “Income (loss) from discontinued operations,” respectively, in the Company’s Consolidated Statements of Operations.

Retail revenues are derived from gasoline sales, car washes, convenience store merchandise and food sales at restaurants operated by the Company.  Revenue is recognized upon the sale of gasoline, merchandise or the delivery of services.

Derivatives

Derivative financial instruments are recognized as either assets or liabilities on the balance sheet at fair value.  If the derivative is designated as a fair-value hedge, the changes in the fair value of the derivative and the hedged item are recognized currently in earnings.  If the derivative is designated as a cash flow hedge, the effective portion of the changes in fair value of the derivative is included in other comprehensive income and is reclassified to earnings when the hedged item affects earnings.  For a derivative that does not qualify or is not designated as a hedge, changes in fair value are recognized currently in earnings.

Depreciation and Amortization

Depreciation is computed using the straight-line method over estimated useful lives of 3 to 20 years for financial reporting purposes.  Deferred financing costs are amortized using the straight-line method over the life of the related loans.  Intangible assets are amortized on a straight-line basis over 40 years.

Use of Estimates

The preparation of consolidated financial statements, in accordance with accounting principles generally accepted in the United States of America, requires management to make estimates and assumptions that affect reported or disclosed amounts of certain assets, liabilities, contingent assets and liabilities, revenues and expenses as of and for the reporting periods.  Actual results may differ from such estimates.  The valuation allowances associated with the Company’s rent, property, plant and equipment impairments and notes and mortgage loans receivable represent significant estimates.

Rent, Notes and Mortgage Loans Receivable

Rent receivables are recorded on an accrual basis with the revenue and the related receivable recorded when billed. The Company does not charge interest on rent receivables. The Company acquires notes and mortgage loans receivable primarily as partial proceeds in the sale of properties.  Interest income on these notes are recorded on an accrual basis. However, when circumstances indicate that the ultimate collection of a receivable is doubtful, revenue is recorded on a cash basis.  Indicators of possible doubtful collection may include bankruptcy filings and anticipated work-out agreements.  In addition, if the Company has collected no payments on a particular receivable for over five months, revenue is recorded on a cash basis as well.  Once a lease receivable has been placed on cash basis accounting, it will remain on that basis until there have been several months of on-time payments received.  See Footnote 4 for information on receivables over 90 days past due.

Allowance for Doubtful Accounts and Notes

The Company regularly analyzes its receivables on an individual basis for uncollectibility and the related reserves are analyzed for adequacy. Accounts receivable balances that are $20,000 or more and have been outstanding for 60 days or more are reviewed.  All balances due from these tenants are reviewed and evaluated, including rent receivables, notes receivable, mortgage loans receivable, interest receivable and deferred rent receivables. All information regarding the creditworthiness of the tenants and debtors are reviewed, including bankruptcy filings and financial statements.  Company policy is to review at least 90% of the accounts receivable that are over 90 days past due. Once a reserve has been established for a tenant or debtor, the Company maintains that reserve until there has been a proven history of cash payment performance.  After at least two months of cash payments, the circumstances pertaining to the tenant or debtor is reevaluated to estimate the ultimate collectibility of the receivable.  Receivables are written-off only upon written approval by a member of the executive management of the Company.

Each note and mortgage loan receivable with amounts past due for over five months or which are otherwise problematic or of concern due to other factors are included in the analysis.  The Company evaluates its notes and mortgage loans receivables in accordance with FASB Statement No. 114, “Accounting by Creditors for Impairment of a Loan.”  A note or mortgage is impaired when, based on current information and events, it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement.  When a loan is impaired, the impairment is measured based on the excess of the recorded investment in the loan over either (1) the present value of expected future cash flows (including costs to sell, if applicable) discounted at the loan’s effective interest rate, or (2) the fair value of the collateral if the loan is collateral dependent or if foreclosure is probable.  A loan is collateral dependent if the repayment of the loan is expected to be provided solely by the underlying collateral.  Impairments are recognized by creating a valuation allowance with a corresponding charge to provision for doubtful accounts or by adjusting an existing valuation allowance for the impaired loan with a corresponding charge or credit to provisions for doubtful accounts.  Subsequent to the initial measurement of impairment, if there is a significant change in the amount or timing of an impaired loan’s expected future cash flows or the fair value of the collateral, or if actual cash flows are significantly different from the cash flows previously projected, the Company recalculates the impairment and adjusts the valuation allowance.

Construction in Progress

The Company’s construction in progress consists of land and improvements for the development of restaurant, service station and other service retail properties.  The Company accumulates costs to develop new retail properties as construction in progress.  These developed properties are transferred from construction in progress to land, building and improvements once complete and accounted for under the Company’s current property depreciation policies based on historical costs.  In addition, the Company capitalizes interest during the period of time required to get the retail properties ready for their intended use.  The Company capitalized interest of $52,000 and $0.7 million in 2001 and 2000, respectively.  No interest was capitalized in 2002.

Long-Lived Assets

Long-lived assets include real estate, direct financing leases, and intangibles which are evaluated on an individual asset basis.  Intangible assets were recorded for the excess of cost over the net investment in direct financing leases in 1986.  These intangible assets are being amortized and evaluated in accordance with the requirements of SFAS No. 142, “Goodwill and Other Intangible Assets” effective January 1, 2002.  The Company’s management routinely reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.  Indicators of possible impairment include default of lease terms, non-payment or late payment of rents, decreases in tenant’s sales levels and general declines in the success of the operating brand names of its tenants.  When these indicators are present, the Company reviews the circumstances of the indicator and, if an impairment is required because estimated undiscounted cash flows are less than the carrying amount of the asset, secures an estimate of fair market value of the property affected.   On January 1, 2002, the Company adopted SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”.  This statement requires current and historical results of operations for disposed properties and assets classified as held for sale that occur subsequent to January 1, 2002 to be reclassified and presented separately as discontinued operations. The operating results of properties disposed of subsequent to January 1, 2002, as well as the net gain on disposal are included in the Consolidated Statement of Operations under the caption “Income from discontinued operations.”

A long-lived asset is classified as held for sale when the Company’s management commits to a plan to sell the asset, the asset is available for immediate sale, a program to sell the asset at its estimated marked value has been initiated, the sale of the asset is probable within one year, and it is unlikely that the plan to sell will change.  An asset classified as held for sale is recorded at the lower of net book value or estimated selling price less cost to sell.

Concentration of Risk

The Company mitigates its concentration of risk by diversifying the number of restaurant concepts operating on its properties, with no one concept except Burger King® (21.08%) accounting for more than 8.09% of the Company’s total properties.  The properties are further diversified by the number of tenants, with no tenant operating more than 10% of the Company’s total properties.  Geographically, the Company has properties located in 48 states, with no state except Texas (30.76%) accounting for more that 6.74% of the Company’s properties.

Income Taxes

The Company has continuously elected to be taxed as a REIT for federal income tax purposes since October 15, 1997 as provided under the Internal Revenue Code of 1986, as amended.  As a result, the Company generally will not be subject to federal income taxation if it distributes 90% of its REIT taxable income to its stockholders and satisfies certain other requirements.  The Company believes it qualified as a REIT for the taxable period ended December 31, 2002, and anticipates that its method of operations will enable it to continue to satisfy the requirements for such qualification.

In 2001, the Company formed Fuel Supply Inc. (“FSI”), a taxable REIT subsidiary, to operate the Company’s vacant properties on an interim basis.  This taxable REIT subsidiary is subject to federal income taxes.  The income tax provisions are based on pretax financial accounting income or loss.  The Company accounts for income taxes pursuant to Statement of Financial Accounting Standards (“SFAS”) No. 109, “Accounting for Income Taxes”, which uses the liability method to calculate deferred income taxes.  Deferred tax assets and liabilities are recognized for the expected tax consequences of temporary differences between the tax basis of assets and liabilities and their reported amounts.  The realization of deferred tax assets is based on historical tax positions and expectations about future taxable income.

Income tax expense (excluding franchise taxes) was $79,000 and $31,000 for the years ended December 31, 2002 and 2001, respectively and is included under the caption “General and administrative expenses” in the Consolidated Statement of Operations. The Company’s only significant deferred tax assets are its net operating loss carryforwards at December 31, 2002 and 2001, which have a full valuation allowance.

Investments

The Company records its investments in debt and equity securities at their fair value, except for debt securities that the Company intends to hold to maturity or equity securities that are not readily marketable, which are accounted for under the equity or cost method.  The Company classifies debt securities as either available for sale, or as trading securities when the Company intends to sell the security in the near future.  The difference between cost and fair market value of available for sale securities is recorded as a component of other comprehensive operations.  The difference between cost and fair market value of trading securities is recorded as non-operating income.

The equity method is used to account for investments in equity securities in which the Company has significant influence but does not have controlling interest, including those investments in which the Company’s ownership may be less than 20%.  Investments in equity securities in which the Company has a minor interest and does not exercise significant influence or investments that do not have readily determinable fair values are accounted for using the cost method.

Earnings Per Share of Common Stock

Basic earnings per share are computed based upon the weighted average number of common shares outstanding.  Diluted earnings per share reflects the dilutive effect of stock options, stock on which the price is guaranteed (“Guaranteed Stock”), contingent shares or units relating to the termination of the QSV management contract, convertible Preferred Stock and OP units (collectively “Common Stock Equivalents”).  These Common Stock Equivalents were dilutive in 2002 except for convertible Preferred Stock.  All Common Stock Equivalents were antidilutive in 2001 and 2000.  A reconciliation of the basic and diluted weighted average shares is as follows (in thousands, except per share data):

	Years Ended December 31,
	2002	2001	2000
Net income (loss) allocable to common stockholders	$7,166	$(25,714)	$(7,147)

Weighted average common shares outstanding	19,660	17,999	15,404
Common stock equivalents	102	—	—
Common shares and common stock equivalents	19,762	17,999	15,404

Net income (loss) per common share:
Basic and diluted	$0.36	$(1.43)	$(0.46)

Anti-dilutive common stock equivalents excluded:
Convertible preferred stock	3,453	3,453	3,453
OP units	—	134	1,286
Guaranteed stock	—	81	188
Contingent stock	—	—	820
Stock options	—	33	—

Equity-Based Compensation

Statement of Financial Accounting Standards (“SFAS”) No. 123, “Accounting for Stock-Based Compensation” establishes a method of accounting whereby recognized option pricing models are used to estimate the fair value of equity based compensation, including options.  This statement also applies to transactions in which an entity issues its equity instruments to acquire goods or services from non-employees.  Those transactions must be accounted for based on the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measurable.  The Company has elected, as provided by SFAS No. 123, not to recognize compensation expense for employee equity based compensation as calculated under SFAS No. 123, but will recognize any related expense in accordance with the provisions of APB Opinion No. 25, "Accounting for Stock Issued to Employees."

Statement of Financial Accounting Standard (“SFAS”) No. 148, “Accounting for Stock-Based Compensation —Transition and Disclosures” amends FASB Statement No. 123 and provides new transition methods if an entity adopts the fair value based method of valuing stock-based compensation as well as requiring additional disclosures in interim and annual financial statements.  At this time, the Company intends to continue to utilize the intrinsic value model of accounting for stock option grants which results in compensation costs equal to the excess, if any, of the fair value of the Company’s stock at the measurement date above the stock options strike price.  Pro-forma disclosures are as follows (in thousands, except per share data):

	2002	2001	2000
Net income (loss) allocable to common stockholders, as reported	$7,166	$(25,714)	$(7,147)
Stock-based compensation recognized	315	321	—
	7,481	(25,393)	(7,147)
Pro-forma stock-based compensation	(160)	(139)	(436)
Pro-forma net income (loss) allocable to common stockholders	$7,321	$(25,532)	$(7,583)

Basic and diluted income (loss) per share:
As reported - basic and diluted	$0.36	$(1.43)	$(0.46)
Pro-forma – basic	$0.37	$(1.42)	$(0.49)
Pro-forma – diluted	$0.37	$(1.42)	$(0.49)
Stock options:
Pro-forma estimated compensation value per options granted	$2.01	$2.15	$1.61

Comprehensive Income

Comprehensive income items are revenues, expenses, gains and losses that under accounting principles generally accepted in the United States of America are excluded from current period net income and reflected as a component of equity.  The Company records comprehensive income related to its unrealized gains and losses on investments classified as available for sale and the effective portion of unrealized gains and losses on derivative instruments that are classified as cash flow hedges.

Minority Interest

The net proceeds from the issuance of $55.0 million of 8.5% preferred partnership interest issued in 1999 by a subsidiary of the Company is recorded as minority interest.  Minority interests were recorded for the 131,915 and 14,254 OP units issued in 1999 and 1998, respectively, in conjunction with certain property acquisitions.  These units were recorded at the fair value of the units on the date of the transaction based on the market value of a share of Common Stock.  During 2001 and 2000, 2,429 and 11,825 of the OP units issued in 1998 in conjunction with property acquisitions were converted to Common Stock or purchased from the unitholder.  During 2002, all 131,915 of the OP units issued in 1999 were converted to Common Stock.  As of December 31, 2002, all OP units were owned by the Company. See Note 16, “Subsequent Events,” for information regarding the Company’s November 4, 2003 redemption of the USRP/HCI Partnership 1, L.P. that was owned by the Bank of America, N.A.

Segment Reporting

Effective in 2001, with the formation of FSI and the commencement of retail operations, the Company has two operating segments, real estate and retail.  Operating segments are defined as components of the Company for which separate financial information is available that is evaluated by the chief operating decision-maker in deciding how to allocate resources and in assessing performance.

Real Estate.  Real estate activities are comprised of property management, acquisition and development operations and related business objectives.  The Company derives its revenues primarily from rental income received on its 816 restaurant and service station properties located throughout 48 states.

Retail.  Commencing in 2001, the Company formed FSI, which began retail sales.  At December 31, 2002, FSI had operations at 26 service stations, three restaurants, and one car wash.  Revenues from this segment are generated from the gasoline, food and convenience store sales.

Environmental Remediation Costs

The Company accrues for losses associated with environmental remediation obligations when such losses are probable and reasonably estimable.  Accruals for estimated losses from environmental remediation obligations generally are recognized no later than completion of the remediation feasibility study.  Such accruals are adjusted as further information develops or circumstances change.  Recoveries of environmental remediation costs from other parties are recorded as assets when their receipt is deemed probable.  Under the terms of the Company’s standard lease agreement, the tenant is responsible for environmental remediation and is required to maintain standard environmental insurance.  The Company’s management is not aware of any environmental remediation obligations that would materially affect the operations, financial position or cash flows of the Company as of December 31, 2002 or 2001.

Reclassifications

Certain prior year amounts have been reclassified to conform to the current year presentation.

New Accounting Pronouncements

SFAS No. 143, “Accounting for Asset Retirement Obligations” was issued in June 2001, and was adopted by the Company on January 1, 2003.  This Statement addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs.  As a result of adopting SFAS No. 143, the Company capitalized net asset retirement costs of $325,000, recorded asset retirement obligations of $595,000 and recorded a cumulative effect of change in accounting principle of $270,000 on January 1, 2003.   The retirement obligations recorded relate to the estimated future costs for the removal of tanks, fuel lines and other required modifications to the Company’s gas stations.

SFAS No. 145, “Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections” was issued in April 2002 and is effective for fiscal years beginning after May 15, 2002.  Portions of the Statement that are applicable to the Company include the rescission of FASB Statement No. 4, “Reporting Gains and Losses from Extinguishment of Debt”, and an amendment to FASB Statement No. 13, "Accounting for Leases," to eliminate an inconsistency between the required accounting for sale-leaseback transactions and the required accounting for certain lease modifications that have economic effects that are similar to sale-leaseback transactions.  $26,000 and $0.9 million of losses from early extinguishment of debt that occurred in 2002 and 2001, respectively, have been reclassified from extraordinary items into continuing operations as interest expense.

SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities” was issued in June 2002 and will be effective for exit or disposal activities subsequent to December 31, 2002.  There was no material impact on the Company's financial statements from the adoption of this accounting standard.

SFAS No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities,” was issued in April 2003 and was adopted by the Company on July 1, 2003.  This Statement is to be applied prospectively and is effective for contracts entered into or modified after June 30, 2003, and for hedging relationships designated after June 30, 2003.  This Statement amends and clarifies accounting for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities under SFAS No. 133.  The Company has no new derivative instruments effective during 2003. Management will evaluate all future derivative instruments under the provisions of SFAS No. 149 to determine whether there is an impact on the Company’s consolidated financial statements.

FASB Interpretation (“FIN”) No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others,” requires disclosures to be made by a guarantor about its obligations under certain guarantees that it has issued.  FIN No. 45 is generally effective prospectively for guarantees issued or modified after December 31, 2002.  FIN No. 45 also requires liability recognition for certain types of debt.  The Interpretation requires a guarantor to recognize a liability at the inception of a guarantee whether or not payment is probable, creating the concept of a “stand ready” obligation.  See Note 10, “Commitments and Contingencies."

FIN No. 46, “Consolidation of Variable Interest Entities” was issued in January 2003.  This interpretation of Accounting Research Bulletin No. 51, “Consolidated Financial Statements,” applies immediately to variable interest entities created after January 31, 2003 and applies to the first period beginning after June 15, 2003 to entities acquired before February 1, 2003.  This FIN does not affect the Company at this time as it has no interests that would require consolidation under this Interpretation.

3.     Property

On January 1, 2002, the Company adopted SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”.  This statement requires current and historical results of operations for disposed properties and assets classified as held for sale that occur subsequent to January 1, 2002 to be reclassified and presented separately as discontinued operations.   Results of discontinued operations relate to the sale or disposal of 46 properties during 2002 and 62 properties during the nine months ended September 30, 2003.  The operating results of these properties as well as the net gain on disposal are included in the Consolidated Statement of Operations under the caption “Income (loss) from discontinued operations” as follows (in thousands):

	Years Ended December 31,
	2002	2001	2000

Revenues	$7,560	$7,598	$7,775
Depreciation and amortization	(1,957)	(2,522)	(2,350)
Impairment of long-lived assets	(1,397)	(2,245)	(986)
Other expenses	(2,800)	(1,306)	(1,223)
	1,406	1,525	3,216
Gain on sale of property	4,241	—	—
Income from discontinued operations	$5,647	$1,525	$3,216

Acquisitions

During 2002, the Company paid $17.3 million in cash and $20.0 million in mortgage notes receivable for the acquisition of 51 properties, comprised of 18 Shoney’s and 33 Captain D’s locations.  The Company also paid $2.1 million for other land and building additions and $0.5 million for machinery and equipment additions.

During 2001, the Company repossessed two properties secured by two notes and capitalized these properties at the net book value of the notes, which was less than the fair value of the properties.  The Company also acquired one building from a tenant who defaulted on a land-only lease.  The building was recorded at the carrying value of the receivable due from the tenant, which was less than the fair market value of the building.  During the year, the Company transferred $8.5 million of construction costs associated with land on which no further development is intended to be performed, from construction in progress to land, building and equipment and made property additions in the amount of $2.0 million.

During 2000, the Company acquired eight properties, including the repossession of one property that secured a note receivable.  The aggregate consideration paid for these acquisitions, including the value of construction in progress additions for the year, was $17.1 million in land and building costs, and $140,000 in machinery and equipment.

Dispositions

During 2002, the Company sold or disposed of 46 properties for cash of $24.4 million, net of closing costs, and notes receivable of $3.9 million, resulting in a gain of $4.2 million.  The Company deferred gains on these sales equal to $0.8 million, as collectibility of certain notes receivable was uncertain.

During 2001, the Company sold or disposed of 41 properties for cash of $23.1 million, net of closing costs and notes receivable of  $1.3 million, resulting in a gain of $3.6 million.  The Company deferred gains on these sales equal to $97,000 as collectibility of certain notes receivable was uncertain.

During 2000, the Company sold or disposed of 70 properties for cash of $47.6 million, net of closing costs and notes receivable of $1.2 million, resulting in a gain of $2.7 million.  The Company did not defer any gains on the sale of these properties.

Asset Impairment

As a result of the Company’s regular analysis of its real estate to determine if circumstances indicate that the carrying amount of an asset may not be recoverable, the Company recorded total impairment charges of $2.4 million, $18.4 million and $6.1 million for the years ended December 31, 2002, 2001 and 2000, respectively.  Of the total impairment charges recorded, $1.4 million, $2.2 million and $1.0 million for 2002, 2001 and 2000, respectively, are included in the Company’s Consolidated Statements of Operations as “Income from discontinued operations.”

The assets classified as held for sale as of December 31, 2001 of $22.1 million were reclassified to held and used during the second quarter of 2002 because the assets no longer met the criteria to continue to be classified as held for sale.  The change in circumstances resulted from the termination of a sales agreement for the assets by the potential purchaser during the second quarter of 2002, followed by the Company’s decision to operate the assets for the foreseeable future.  As required by FASB Statement No. 144, at the time the assets were reclassified, the Company estimated the fair value of each asset individually, and recorded each asset at the lower of its (a) carrying amount before the asset was classified as held for sale, adjusted for any depreciation expense that would have been recognized had the asset been continuously classified as held and used, or (b) fair value.  In the second quarter of 2002, the Company recorded $0.6 million of impairment charges related to these assets as well as depreciation expense of $0.7 million for the period April 1, 2001 through June 30, 2002, the period of time that these assets were classified as held for sale.

4.     Other Balance Sheet Information

	December 31,
	2002	2001
	(in thousands)
Deferred financing costs and intangibles, net
Deferred financing costs and intangibles	$24,856	$28,143
Less accumulated amortization	(14,921)	(15,760)
	$9,935	$12,383
Accounts payable and accrued liabilities
Accounts payable and accrued expenses	$10,109	$10,656
Accrued interest expense	3,254	3,280
Unearned income	4,779	4,319
	$18,142	$18,255

As of December 31, 2002, the maturities of all notes receivable and mortgage loans receivable for the next five years are as follows (in thousands):

	Notes Receivable	Mortgage Loans Receivable
2003	$1,909	$18,554
2004	1,253	—
2005	1,088	—
2006	1,386	—
2007	2,867	—
Later	5,401	16,961
	$13,904	$35,515
Less: commitment fees	—	(463)
Less: allowance for doubtful accounts	(3,636)	(583)
	$10,268	$34,469

The Company has significant mortgage notes receivable due from Lyon’s of California, Inc. (“Lyons”).  These notes are secured by certain Lyons restaurant properties and are partially guaranteed by ICH Corporation (“ICH”), the former owner of Lyon’s.  Sybra, Inc. (“Sybra”), a former wholly owned subsidiary of ICH, was the lessee of 59 of the Company’s Arby’s® restaurants, making it the Company’s largest tenant.

In 2001, the Company was notified that Lyons had filed for protection under Chapter 11 of the bankruptcy code. Therefore, in 2001, the Company recorded reserves of $2.5 million and $0.3 million on the balances due from Lyons and ICH, respectively.   Interest income associated with the Lyons notes has not been recognized since September 2001.  All post-bankruptcy rent continued to be collected from Sybra. Annual rent on the Sybra properties is approximately $4.6 million. In 2002, the Company was notified that ICH and Sybra had filed for protection under Chapter 11 of the bankruptcy code.

During 2002, Lyons emerged from Chapter 11 Bankruptcy and per the terms of the Plan of Reorganization approved by the United States Bankruptcy Court, certain Lyons restaurants will be sold in order to compensate its creditors.   The Company will receive some of the proceeds as these properties are sold. In addition, the Plan of Reorganization provides for the payment of franchise royalties and cash payments from the cash flow of the Lyons in Sacramento, CA, of which the Company will most likely also be one of the recipients.  The timing and exact amounts to be collected by the Company from the proceeds on sales of and cash flows from Lyons properties cannot be determined at this time.

In December 2002, pursuant to a Plan of Reorganization approved by the United States Bankruptcy Court, Sybra was acquired by Triarc Companies Inc. (“Triarc”).  Triarc assumed all of the Company’s Sybra leases and is now the Company’s largest tenant. The Bankruptcy Court, in accepting Triarc’s purchase of Sybra, required that the proceeds from the purchase be placed in escrow with the Court for the benefit of the unsecured creditors.  These funds are currently in escrow and the Company expects to receive its share in 2003.

Although the exact amount of recoverability on the Lyons notes is uncertain, the Company expects to recover almost all of the original principal balance because the fair value of the collateral has become more certain.  Therefore, in 2002, the Company reduced the reserve on the Lyons notes by $1.9 million as a credit to the provision for doubtful accounts. As of December 31, 2002, there was approximately $7.6 million due on the notes receivable from Lyons, for which $0.6 million was reserved. As of December 31, 2002, there was approximately $0.6 million due from ICH, of which $0.3 million was reserved.  Management will continue to evaluate the collectibility of its receivables from Lyons and ICH as additional factors become known. As of September 30, 2003, $2.9 million is due from Lyons, of which $0.2 million is reserved, and no balances are due from ICH. Due to uncertainties surrounding the bankruptcy of Lyons, it is reasonably possible that the estimate of the valuation allowances associated with these notes and mortgage loans receivable may change in the near term.

5.     Investments

As of December 31, the Company’s investments in debt and equity securities consisted of the following:

	2002	2001
	(In thousands)
Debt securities	$—	$4,465
Cost method investments	3,025	643
Total investments	$3,025	$5,108

The Company’s investments in debt securities are recorded at fair value in accordance with SFAS No. 115.  The investments in debt securities as of December 31, 2001 consisted of available for sale securities of $2.3 million and trading securities of $2.2 million.   The available for sale securities consisted of two investments in corporate bonds that were both disposed of in 2002, which resulted in the reversal of unrealized comprehensive losses totaling $2.5 million that were recorded in previous periods.   The Company disposed of all of its trading securities in 2002, resulting in a gain on sale of $207,000.

6.     Guaranteed Stock Price and Stock Options

Guaranteed Stock

During 2002, the guarantee on 131,915 OP units, issued in 1999 expired resulting in the issuance of 221,482 shares of Common Stock.  The Company owned 100% of the OP Units that were outstanding as of December 31, 2002.

During 2001, the Company paid the holder of the remaining 2,429 OP units, issued in 1998, approximately $66,000 in settlement of the guaranteed price.  The original issuance in 1998 was 14,254 of OP Units.

During 2000, the guarantee on 11,825 OP units, issued in 1998, terminated under provisions in the guaranty agreements resulting in the issuance of 23,291 additional shares of Common Stock.  In March 2000, the Company liquidated its interest in The Anz Company, LLC and received and cancelled 6,726 shares of Common Stock previously issued to them in settlement of the guarantee associated with the Common Stock issued.

Fixed Stock Option Plan

Under the fixed stock option plan USRP granted QSV options to acquire up to 600,000 shares of Common Stock of the Company, subject to certain adjustments under anti-dilution provisions.  The exercise price of each option was $10.33 which was the average closing price of the security on the New York Stock Exchange for the five trading days immediately after the date of grant.  The options are non-transferable and became exercisable in March 1996.  The term of the options expires in March 2005.  Through December 31, 2000, QSV had exercised 514,923 stock options at the option price of $10.33 for a total purchase price of $5.3 million.  In conjunction with the December 29, 2000 merger between the Company and QSV, the remaining 85,077 options were redistributed to the individual shareholders of QSV.  During 2001, the individual shareholders exercised 53,000 of these options.  During 2002,  32,000 of these options were exercised by the Company’s Chief Executive Officer.

In accordance with SFAS 123, the fair value of each option is estimated on the date of grant using the binomial option-pricing model with the following weighted-average assumptions: dividend yield of 7.3 percent, expected volatility of 17.8 percent, risk free interest rate of 5.7 percent for the options, and expected lives of four years for the plan options.  As of March 17, 1995, the 600,000 options had a fair value as of the grant date of $0.7 million representing a value per option of $1.21.

Flexible Incentive Plan

Under the Flexible Incentive Plan (“Incentive Plan”) adopted in 1998, the Company may grant stock options to purchase Common Stock of the Company.  Pursuant to this Incentive Plan, stock options may be granted at any time and the aggregate outstanding options that can be granted shall be at an amount equal to or less than 4.9% of the Company’s issued and outstanding shares of Common Stock at the date of grant.  Options may be exercised through either the payment of cash or the transfer of shares of the Company’s Common Stock owned by the optionee.  The following is a summary of options outstanding by range of exercise price:

	$11.00- $13.00	$15.50- $22.00	All Options
Options Outstanding	163,000	45,500	208,500
Average option price per share	$11.35	$17.79	$12.75
Weighted average contractual life	8.5	6.2	8.0
Options Exercisable	140,500	45,500	186,000
Average option price per share	$11.19	$17.79	$12.81

  The following is a summary of stock option activity for the years ended December 31:

	2002			2001
	Weighted Average Exercise Price at Grant Date	Weighted Average Fair Value at Grant Date	Number	Weighted Average Exercise Price at Grant Date	Weighted Average Fair Value at Grant Date	Number

Options outstanding at beginning of year	$11.89	$—	337,500	$18.87	$—	559,500
Grant equals fair value on grant date	11.00	11.00	15,000	12.23	12.23	24,000
Grant less than fair value on grant date	13.00	14.19	15,000	11.03	12.29	298,000
Grant exceeds fair value on grant date	—	—	—	—	—	—
Exercised	11.00	—	(139,000)	11.08	—	(30,000)
Forfeited	11.00	—	(20,000)	19.05	—	(514,000)
Options outstanding at end of year	$12.75		208,500	$11.89		337,500

Options exercisable at end of year	$12.81		186,000	$12.20		243,208

	2000
	Weighted Average Exercise Price at Grant Date	Weighted Average Fair Value at Grant Date	Number

Options outstanding at beginning of year	$18.70	$—	730,500
Grant equals fair value on grant date	—	—	—
Grant less than fair value on grant date	—	—
Grant exceeds fair value on grant date	15.50	11.44	10,000
Exercised	—	—	—
Forfeited	17.76	—	(181,000)
Options outstanding at end of year	$18.87		559,500

Options exercisable at end of year	$20.86		360,125

In accordance with SFAS 123, the fair value of each option is estimated on the date of grant using the binomial option-pricing model with the following weighted-average assumptions: dividend yield of 9.2%, 9.3%, and 9.3% for the years ended December 31, 2002, 2001 and 2000; expected volatility of 28.9%, 27.4% and 22.9% for the years ended December 31, 2002, 2001 and 2000; risk free interest rate of 4.50%, 5.00% and 5.75% for the years ended December 31, 2002, 2001 and 2000; and expected lives of 4.5 years.  The options outstanding at December 31, 2002 had a range of exercise prices of $11.00 to $22.00 and a remaining contractual life of between 5.0 and 9.4 years.  No options expired during the three years ended December 31, 2002.  In accordance with APB Opinion No. 25, the Company recognized $315,000, $321,000 and $0 of compensation expense for the years ended December 31, 2002, 2001 and 2000, respectively.

7.     Lines of Credit, Notes Payable and Derivative Instruments

The Company’s debt at December 31 is summarized as follows (in thousands):

	2002	2001

Revolving Credit Facility (1)	$25,000	$—

Notes payable
7 year fixed rate 7.15% senior unsecured notes (2)	$111,000	$111,000
Variable rate certificates	168,220	177,811
Fixed rate 8.22% senior unsecured notes	47,500	47,500
Debt (discount) premium, net	708	(171)
Total notes payable	$327,428	$336,140

Mortgage note payable	$946	$979
Total Debt	$353,374	$337,119

(1)    On November 4, 2003, the revolving credit facility was replaced with a new line.  See Note 16, “Subsequent Events,” for additional information.

(2)    Paid in full in July 2003.

Principal debt maturities on the line of credit, notes and mortgages payable as of December 31, 2002 (net of discounts and basis adjustments of $0.7 million) are as follows (in thousands):

2003	$81,106
2004	9,072
2005	120,606
2006	141,099
2007	783
Total	$352,666

In the third and fourth quarters of 2003, the Company restructured its debt.  See Note 16, “Subsequent Events,” for additional information.

Line of Credit

In May 2002, the Company entered into a Credit Agreement with Bank of America (“BOA”) (the “Credit Agreement”), through its subsidiary USRP Funding 2002-A, L.P., for a secured line of credit of $35.0 million which is subject to a Derivative Exposure Reserve and a Borrowing Base, as defined.  Borrowings under this facility are used primarily to acquire certain Shoney’s and Captain D’s properties in purchase/leaseback transactions. This credit facility is secured by the capital stock of USRP Funding 2002-A, L.P and USRP (S&C), LLC, wholly-owned subsidiaries of the Company.  The Credit Agreement, as originally structured, had a term of up to two years and allowed for Base Rate Loans, Eurodollar Loans or a combination of the two.  Base Rate Loans bear interest at 3.0% plus the higher of the Federal Funds Rate plus 0.5% or the Prime Rate.  Eurodollar Loans bear interest at 3.0% plus LIBOR.  The Credit Agreement also provided that up to $10.0 million of the facility could be used for letters of credit.  There was a 3.0% fee per annum on outstanding letters of credit as well as a 3.0% Derivative Exposure Usage Fee under this facility.  As of September 30, 2003, the Company had  $2.1 million letters of credit outstanding and drawn under this facility. During 2003, the Company executed various extensions and modifications to this Credit Agreement as it negotiated a new credit facility.  One modification extended the Company’s $30.0 million borrowing capacity through November 17, 2003.  On November 4, 2003, the Company replaced its revolving line of credit, and as of December 11, 2003, funds available under the new line of credit were $25.7 million.  See Note 16, “Subsequent Events,” for additional information.

On July 1, 2002, a limited and temporary waiver and amendment was executed under the Credit Agreement which allowed the Company to borrow funds under this facility to partially finance the purchase of mortgage notes issued by Captain D’s with a face value of $20.0 million on July 10, 2002.  The amount of this investment, without the waiver, would have violated the limitations on investments under this facility.  The initial waiver period was extended through October 30, 2002.  The Captain D’s mortgage notes bore interest at 12% per annum. By October 31, 2002, all of these mortgage notes had been used as consideration to substantially finance the acquisition of Captain D’s properties.

The First Amendment to the Credit Agreement was entered into during September 2002.  This amendment, which clarified the parties’ original intent, revised the tangible net worth financial covenant.  The tangible net worth requirement was reduced from a minimum of $270.0 million to $230.0 million, plus 85% of the net cash proceeds of any equity issuance received by the Company after December 31, 2001, calculated on a cumulative basis.

In December 2002, a second limited and temporary waiver and amendment was executed under the Credit Agreement which allowed the Company to borrow funds under this facility to partially finance the purchase of mortgage notes issued by Captain D’s with a face value of $12.0 million on December 18, 2002.  The amount of this investment, without the waiver, would have violated the limitations on investments under this facility.  The initial waiver period ended June 18, 2003, with extensions of the waiver possible through September 16, 2003.  The Captain D’s mortgage notes bear interest at 12.5% per annum. As of December 31, 2002, the Company held the entire original balance of $12.0 million of mortgage notes purchased in December 2002.  Prior to the June 30, 2003 expiration of the waiver, the mortgage notes were tendered as partial consideration for the acquisition of 15 Captain D’s properties.

In January 2003 all parties to the Credit Agreement with Bank of America agreed to reduce the number of properties owned by USRP Funding 2002-A, L.P. by five, from 178 properties as of December 31, 2002 to 173 properties as of January 31, 2003.  This reduction is in response to the borrowing base exceeding the maximum limit required of $35.0 million.

In January 2001, the Company entered into an Indenture agreement with Bank of America for a secured bridge facility of $175.0 million.  Proceeds from this bridge facility were used to pay-off the outstanding balance of the OP’s $175.0 million revolving credit line and the $50.0 million unsecured term loan from Credit Lyonnais.  The initial term of the bridge loan matured in July 2001, and the Company entered into options to extend the facility through August 31, 2001.  In August 2001, the Company paid the outstanding balance of this bridge facility with the proceeds from the offering of the Certificates (defined below).

In January 2001, the Company entered into a Credit Agreement with Bank of America for an unsecured revolving credit facility in the amount of $7.0 million.   This facility was replaced in the second quarter of 2002 by the $35.0 million credit agreement (described above).

Notes Payable

In August 2001, the Company completed a $180.0 million offering of Triple Net Lease Mortgage Certificates (the “Certificates”) through its subsidiary USRP Funding 2001-A, L.P.  Proceeds from the offering were primarily used to repay approximately $157.0 million outstanding under the Company’s secured bridge facility with Bank of America and the balance of the net proceeds were used for general corporate purposes including the prepayment of the $27.5 million Senior B Secured Guaranteed Notes in October 2001.  The Certificates amortize over 15 years, bear interest at the 30 – day LIBOR plus 48 basis points and other associated fees of approximately 52.6 basis points, and have an assumed final distribution or maturity date of August 28, 2006.  As of December 31, 2002, there was $168.2 million outstanding on the Certificates.  The Certificates are secured by 276 properties with a net book value of $196.2 million. Under the Property Management Agreement associated with these properties, certain covenants and ratios must be maintained.  As of December 31, 2002, the Unencumbered Assets to Unsecured Indebtedness Ratio fell to 1.99, which is slightly below the required minimum of 2.0.  However, the Company received a waiver dated December 31, 2002 on certain covenants in the Amended and Restated Property Management Agreement.   Through June 30, 2003, the waiver allows Unsecured Indebtedness, as defined, to exclude the $12.0 million of Captain D’s mortgage notes purchased in December 2002.  With this waiver, the Company is in compliance with all ratios and covenants as required by the Certificates and all of its other debt agreements. The Company intends to use the $12.0 million of mortgage notes as consideration to purchase Captain D’s real estate prior to June 30, 2003, and therefore, does not believe that another covenant violation will occur.  Prior to the June 30, 2003 expiration of the waiver, the mortgage notes were tendered as partial consideration for the acquisition of 15 Captain D’s properties.

On February 26, 1997, the Company issued $40.0 million in privately placed debt which consisted of $12.5 million Series A Senior Secured Guaranteed Notes with a 8.06% interest rate, which were due January 31, 2000, and $27.5 million Series B Senior Secured Guaranteed Notes with a 8.30% interest rate, due January 31, 2002.  In January 1998, the note holders agreed to release the collateral for these notes.  In January 2000, the Company paid the $12.5 million Series A Senior Secured Guaranteed Notes in full as scheduled.  Effective January 9, 2001, the Company secured the Series B Senior Notes with properties having an aggregate net book value of approximately $38.6 million.  Under the terms of the Waiver and Second Amendment to Note Purchase Agreement, the Company was required to secure the noteholders on the same basis and with similar collateral as that provided to Bank of America.  In October 2001, the Company prepaid the $27.5 million Series B Senior Secured Guaranteed Notes in full.  In connection with this prepayment, the Company paid $388,000 of make-whole fees and wrote-off $216,000 of unamortized loan origination fees associated with this facility.

On May 12, 1998, the Company issued $111.0 million of seven year fixed rate senior unsecured notes in a private placement.  The notes bear interest at the rate of 7.15% per annum and are due May 1, 2005.  The net proceeds of the notes were used to repay a portion of a revolving credit agreement and for general corporate purposes.  In conjunction with the note agreement, the underwriters and the Company entered into a rate lock agreement for the purpose of setting the interest rate on these notes.  The fee paid to lock in the rate on these notes payable was approximately $424,000 and is being amortized over the term of the notes as an adjustment to interest expense.  As a result of the Bank of America Credit Agreement and certain guarantees required by it, the subsidiaries of the Company executed a Subsidiary Guaranty for the benefit of these noteholders.

In 1998, the Company issued $47.5 million in senior notes in a private placement which were originally scheduled to mature on August 1, 2003.  On July 1, 2003, the Company prepaid $23.8 million of the notes.  In connection with this prepayment, the Company paid $0.8 million in accrued interest and incurred a make-whole interest payment of $137,000.  The Company repaid the remaining balance in full on July 29, 2003.

On August 10, 1998, the Company assumed a mortgage note payable as part of an office building acquisition.  The mortgage bears interest at a rate of 8.00% per annum with payments of principal and interest due monthly through June 2007.  As of both December 31, 2002 and 2001 the balance was $1.0 million.

In April 1999, the OP entered into a credit agreement with Credit Lyonnais for an unsecured term loan of $50.0 million.  This credit facility was scheduled to mature in April 2002.  On January 9, 2001, the Company paid the outstanding balance under this facility with proceeds from a bridge loan issued by Bank of America.  In connection with this pay-off, the Company wrote-off approximately $340,000 of unamortized loan origination fees associated with this facility in January 2001.

The Company is in compliance with all covenants associated with its debt and credit facilities as of September 30, 2003.

Derivatives

Derivative financial instruments are utilized by the Company to manage its exposure to market risks from changes in interest rates.  The Company’s derivative financial instruments include interest rate swaps and interest rate collars.  During 2002, the Company recognized a loss of $0.5 million in income related to the ineffective portion of the interest rate swap with Credit Lyonnais.  A net total other comprehensive loss of  $1.9 million, representing the effective portion of all of the Company’s designated cash flow hedges, was recorded into other comprehensive loss during 2002.

Effective February 2002, the Company entered into a fixed to floating interest rate swap with Bank of America.  This fixed to floating interest rate swap was on a $25.0 million notional value on which the Company received a fixed rate of 7.15% and paid a floating rate based on the three month LIBOR plus a spread of 2.92%.  The Company designated this swap as a fair value hedge on the $111.0 million seven year fixed rate senior unsecured notes payable.  Accordingly, all changes in value of the derivative and hedged item were recorded in earnings.  This interest rate swap, originally scheduled to terminate in May 2005, was terminated by the Company in September 2002.  Proceeds from the termination of $1.1 million were collected in October 2002.  The gain resulting from the termination of approximately $0.9 million was recorded as a basis adjustment to notes payable on the balance sheet and is being amortized over the original term of the derivative, through May 2005.  As of December 31, 2002, the unamortized basis adjustment was $0.8 million.

In conjunction with the offering of the Certificates, the Company has entered into various interest rate protection agreements, including: an interest rate swap at a fixed rate of 2.42% expiring June 2004 on a notional amount of $25.0 million, an interest rate swap at a fixed rate of 1.9975% expiring August 2003 on a notional amount of $50.0 million, and an interest rate collar with a floor of 4.42% and a ceiling of 6.00% expiring August 2005 on an original notional amount of $80.0 million which has been reduced to $69.7 million as of December 31, 2002.  These derivatives effectively lock in $25.0 million at 3.426% (2.42% plus 1.006%) through June 2004, lock in $50.0 million at 3.004% (1.9975% plus 1.006%) through August 2003, and lock in $69.7 million as of December 31, 2002 at between 5.4260% (4.42% plus 1.006%) and 7.006% (6.0% plus 1.006%) through August 2005.

Effective July 3, 2000, the Company entered into an interest rate swap with Credit Lyonnais for a notional amount of $50.0 million on which the Company pays a fixed rate of 7.05% and receives a variable rate based upon LIBOR.  The interest rate swap agreement terminates in May 2003 but may be terminated earlier subject to certain restrictions.  The agreement calls for the net settlement to be paid or received quarterly.  This swap is secured by two properties with an aggregate net book value of $0.7 million.  The adoption of SFAS No. 133 as of January 1, 2001 resulted in the recognition of a liability of $1.5 million with a cumulative effect adjustment to other comprehensive income of $1.5 million.  The interest rate swap was designated as a cash flow hedge of the variable rate interest payments related to the Company’s term loan with Credit Lyonnais.  As previously discussed, during January 2001, the Company repaid the Credit Lyonnais term loan in full with proceeds from a bridge loan. Accordingly, the cash flow hedge relationship was terminated, and the $1.5 million in accumulated other comprehensive operations was reclassified to earnings over a six-month period, which was the anticipated term of the bridge loan.  From January 2001 until August 2001, this interest rate swap was not designated as a hedge, and accordingly all changes in value were recorded directly to earnings.  In connection with the completion of the Certificate offering, the Company designated this interest rate swap as a cash flow hedge of the variable interest rate payments on $50.0 million of the Certificates.  The Company reduced the notional amount of this interest rate swap by $20.0 million during 2001 for a cost of approximately $1.4 million.  During the first quarter of 2002, the Company paid $0.5 million to reduce the notional amount of this interest rate swap to $15.0 million effective May 13, 2002.

8.     Investments and Commitments as Lessor

The Company leases land and buildings to the operators of a variety of national and regional fast food chain and casual dining restaurants.  The building portion of these leases on six of these properties, which are leased by Burger King Corporation (“BKC”) franchisees, is accounted for as direct financing leases while the land portion is accounted for as an operating lease.  These leases generally provide for a term of 20 years from the opening of the related restaurant, and do not contain renewal options.  The Company, however, has agreed to renew a franchise lease if BKC or any of the other franchise chains renews or extends the lessee’s franchise agreement.

As of December 31, 2002, the remaining lease terms of all leases ranged from one to 23 years and include various renewal options.  The leases provide for minimum rents and contingent rents based on a percentage of each restaurant’s sales, and requires the franchisee to pay executory costs.

Minimum future lease receipts for years ending December 31 are as follows (in thousands):

	Direct financing leases	Operating leases

2003	$304	$62,217
2004	144	60,926
2005	109	59,239
2006	89	57,714
2007	89	56,060
Later	829	535,381
Total	$1,564	$831,537

	December 31,
	2002	2001
Net investment in direct financing leases is as follows (in thousands):
Minimum future lease receipts	$1,564	$966
Estimated unguaranteed residual values	195	864
Unearned amount representing interest	(1,241)	(530)
Total	$518	$1,300

If Burger King properties are not adequately maintained during the term of the tenant leases, the 172 such properties may have to be rebuilt before the leases can be renewed, either by the Company as it considers necessary or pursuant to Burger King’s successor policy.  The successor policy, which is subject to change from time to time at Burger King’s discretion, is intended to encourage the reconstruction, expansion, or other improvement of older Burger King restaurants and generally affects properties that are more than ten years old or are the subject of a franchise agreement that will expire within five years.

Under the current OP limited partnership agreement, Burger King can require that a restaurant property be rebuilt.  If the tenant does not elect to undertake the rebuilding, the Company would be required to make the required improvement itself.  However, as a condition to requiring the Company to rebuild, Burger King would be required to pay the Company its percentage share (“Burger King’s Percentage Share”) of the rebuilding costs.  Such percentage share would be equal to (i) the average franchise royalty fee percentage rate payable to Burger King with respect to such restaurant, divided by (ii) the aggregate of such average franchise royalty fee percentage rate and the average percentage rate payable to the OP with respect of such restaurant property.  The Company believes that Burger King’s Percentage Share of the rebuilding costs would typically be 32% for a restaurant property.  Typically, the cost to the Company for rebuilding is approximately $50,000 per restaurant.

Management believes it is unlikely that any material amount of rebuilding of Burger King restaurant properties will be required in the next several years, if ever.

The Company has implemented an early renewal program pursuant to which the Company offers remodeling grants to tenants in consideration for renewing and restructuring leases.  In 2002, the Company paid $0.6 million for remodeling costs under this program.  The Company considers the remodeling financing to be prudent given the increased sales resulting at the remodeled restaurants and the lower costs incurred because of the early lease renewals.

9.     Commitments and Contingencies

The land at 95 properties is leased by the Company from third party lessors.  The land portions are generally operating leases, provide for an original term of 20 years, and most are renewable at the Company’s option.  As of December 31, 2002, the remaining lease terms (excluding renewal option terms) expire from one to 17 years.

Minimum future lease obligations for years ending December 31 are as follows (in thousands):

2003	$3,766
2004	3,202
2005	2,766
2006	2,289
2007	1,869
Later	7,548
Total minimum obligations (a)	$21,440

(a)   Minimum lease obligations have not been reduced by minimum sublease rentals.

Ground rent expense from continuing operations for the years ended December 31 is as follows (in thousands):

	2002	2001	2000
Ground rent expense
Reimbursable ground rent expense	$2,912	$3,082	$3,004
Non-reimbursable ground rent expense	598	539	501
Contingent rental expense	10	1	52
Total	$3,520	$3,622	$3,557

Ground rent expense from discontinued operations was $0.8 million for each of the years ended December 31, 2002, 2001 and 2000.

The OP and various of its subsidiaries are parties to certain lease agreements which provide that, as landlord, they will fund a portion of capital improvements to be made by the tenant over the life of the lease.  In 2002, the Company paid $0.6 million for remodeling costs under this program.

Prior to 2001, the Company lost a case at the trial court level. After a judgment of specific performance was entered against the Company for a total of $0.6 million plus interest and attorneys’ fees, USRP posted an $0.8 million bond and appealed the damage award of the trial court, arguing that the court provided erroneous instructions as to the measure of damages and improperly excluded the Company’s expert witness.  During 2001, USRP wrote off $0.4 million for this case, believing that the underlying note had sufficient value to cover the remainder of the judgment.  USRP prevailed on appeal and the judgment was reversed and remanded for a new trial.  A verdict was again issued against the Company.  The case was then appealed to the Supreme Court of Texas. Late in the third quarter of 2003, the State Supreme Court declined to hear the case, whereupon the Company immediately filed a petition for re-hearing.  Based on this most recent declination by the courts, and even though no ruling has been made on the most recent petition, the Company further evaluated the note and has determined that collectibility is unlikely. Management therefore charged off the remaining amount under the judgement.  Subsequent to filing the Company’s third quarter 2003 Form 10-Q, the Company received notice that the Supreme Court of Texas declined to hear the case.  As a result, the $0.8 million bond, which included interest, was released to Motel Enterprises on December 4, 2003.

The Company is subject to various legal proceedings in the ordinary course of business.  The resolution of these matters cannot be predicted with any certainty, but management believes the final outcome of such matters will not have a material effect on the financial position, results of operations or cash flows of the Company.

10.  Related Party Transactions

In March 2000, the Company advanced $400,000 to Mr. Stetson, the Company’s Chief Executive Officer, for the purchase of the Common Stock of the Company.  The promissory note provides for an interest rate of 7.0% per annum and quarterly payments of interest only through December 2005, with a final payment of principal and interest due in March, 2006.  Pursuant to the note agreement, Mr. Stetson has pledged the Common Stock purchased with the note proceeds as collateral for the loan.  This note is classified as “Loans to stockholders for common stock” on the balance sheet.  During the third quarter of 2002, this promissory note was paid down by $125,000.  At December 31, 2002, there was a balance of $275,000 due on this note.  Effective September 22, 2000, Mr. Stetson executed a second promissory note in the amount of $300,000 in exchange for which he received 35,037 restricted shares of the Company’s Common Stock (calculated based on a value of $8.5625 per share).  Second, the Company advanced Mr. Stetson $75,000 under a third promissory note to be used for the sole purpose of acquiring shares of the Company’s Common Stock in the open market.  Both notes bore interest at 7.0% per annum and provided for quarterly payments of interest only through July 2006, with a final payment of principal and interest due in October 2006.  In addition, both notes were secured by the restricted Common Stock and stock purchased with the proceeds of the notes. Both of these notes were classified as “Loans to stockholders for common stock” on the balance sheet.  During the third quarter of 2002, these promissory notes were paid in full pursuant to an agreement between Mr. Stetson and the Board of Directors in December 2001.  As a result of payments on the three notes, the pledges of stock were released.

On December 20, 2000, USRP/HCI Partnership 1, L.P., a subsidiary of the Company (“HJV”), made an advance to the preferred interest holder in the amount of $0.7 million.  Under the terms of the advance agreement dated December 1, 2000, the $0.7 million advance bore interest at an annual interest rate of 9.0%.   This advance was paid in full as scheduled in April 2001.

In conjunction with the merger between the Company and QSV Properties, Inc., the former managing partner of USRP, the Company’s predecessor, the Company assumed a note receivable from Mr. Stetson in the amount of $1.0 million due on January 22, 2001 with an interest rate of 10.00% as well as a note payable to Mr. Darrel L. Rolph, who was then a director of the Company, for $1.0 million due on January 22, 2001 with an interest rate of 10.00%.  Both the note receivable and note payable were paid in full on the scheduled due date.

In connection with their resignations from the Company’s board of directors in March 2001, Messrs. Margolin, Rolph and Rolph entered into Noncompetition and Release Agreements with the Company pursuant to which each of them agreed not to (a) submit or cause the submission of any proposals or nominations of candidates for election as directors of the Company or (b) solicit proxies from any of the Company’s stockholders, in each case prior to December 31, 2003.  Additionally, Mr. Margolin agreed not to directly or indirectly own manage, control, participate in, invest in or provide consulting services to any entity or business organization that engages in or owns, invests in, manages or controls any venture engaged in the ownership, management, acquisition or development of restaurant, gasoline and convenience store properties similar to those of the Company and its affiliates for the one-year period ended March 9, 2002.  As consideration under such agreement and in connection with the termination of Mr. Margolin’s employment agreement with the Company, the Company paid Mr. Margolin $0.8 million in severance compensation which was expensed during the quarter ended March 31, 2001.  Similarly, each of the Rolphs agreed not to directly or indirectly compete with the Company, other than through the restaurant operations of the Rolphs in existence as of March 2001.

On August 27, 2001, as part of the employment arrangement with the Company’s former Chief Financial Officer and Chief Operating Officer, H.G. Carrington, Jr., the Company advanced Mr. Carrington $550,000 for the purpose of acquiring shares of the Company’s Common Stock.  The promissory note provided for an interest rate of 5.0% per annum and quarterly payments of interest only through May 2006, with a final payment of principal and interest due in August 2006.  This $550,000 note, which was classified as a “Loan to stockholders for common stock” on the balance sheet was paid in full in October 2002.

Pursuant to an agreement between Harry O. Davis, the Company’s Chief Operating Officer, and the Board of Directors, in January 2002, the Company advanced Mr. Davis $24,000 for the purpose of acquiring shares of the Company’s Common Stock.  The promissory note provides for an interest rate of 6.0% per annum and quarterly payments of interest only beginning in April 2002 through December 2006, with a final payment of principal and all unpaid interest in January 2007.  This note is classified as a “Loan to stockholders for common stock” in the Company’s consolidated balance sheets.

On January 24, 2002, Lone Star U.S. Acquisitions LLC (an affiliate of the Lone Star Holders described in Note 11 below), the OP, LSF 4 Acquisition, LLC and Shoney’s Inc. entered into an Agreement and Plan of Merger pursuant to which LSF 4 Acquisition, LLC would merge into Shoney’s, with Shoney’s being the surviving entity.  Pursuant to the terms of the merger, which was consummated on April 10, 2002, all of the outstanding shares of common stock of Shoney’s were cancelled and converted into the right to receive $0.36 in cash and each outstanding membership interest in LSF 4 Acquisition, LLC (owned 90.1% by Lone Star U.S. Acquisitions and 9.9% by the OP) would be converted into and exchanged for 100 shares of common stock of Shoney’s, as the surviving entity in the merger.  Under the terms of the limited liability company agreement, Lone Star Acquisitions contributed 90.1% of the initial capital and the OP contributed 9.9% of the initial capital to LSF 4 Acquisition, LLC.  Pursuant to the terms of financing arrangements entered into in conjunction with the merger, the OP now owns 7.5% of the equity of the sole shareholder of Shoney’s.  In addition, the OP has no obligation to fund any capital requirements of the entity, other than its initial capital contribution.  However, in December 2002, the OP did contribute an additional $0.9 million as part of a capital call.  In the event there is another capital call by Shoney’s and the Company chooses not to participate, no penalties will be incurred by the Company, but the Company’s percentage ownership in Shoney’s will be diluted.  The Company had completed the purchase of 51 properties from Shoney’s as of December 31, 2002 and intends to acquire additional properties in the near future.  The Company’s investments in Shoney’s as of December 31, 2002 consist of an investment in common stock of $2.4 million, mortgage loans receivable of $18.5 million and real estate purchased and leased back to Shoney’s of approximately $37.3 million.  See Note 16, "Subsequent Events," for information regarding the sale of the Company's equity interest in Shoney's.

In order to satisfy franchisor requirements, the Managing General Partner of Arkansas Restaurants #10 L.P. (“ARK #10”) is owned by Robert J. Stetson, the chief executive officer and member of the board of directors of the Company.  Mr. Stetson receives no compensation for this role.  ARK #10 was established to hold and operate six locations.  The Burger King operations were either sold to third parties or closed in 1999.  At December 31, 1999, a note receivable of $1.2 million was due from ARK #10 for which the Company had reserved $1.1 million as an allowance for uncollectibility.  The note receivable was due on July 1, 2016 and had an interest rate of 9.0% per annum.  During 2000, the Company determined that the reduced operations of ARK #10 made collection of this note improbable and wrote down the note against the established reserve.  The Schlotzsky’s franchise was transferred to the Company effective October 1, 2001 as partial payment for the note receivable.  At December 31, 2002, there were no other monies owed to the Company by ARK #10.

11.  Stockholder’s Equity and Minority Interest

Common Stock

On October 15, 1997, the Company effected the conversion of USRP into a self-administered REIT.  The conversion was effected through the merger (the “Merger”) of USRP Acquisition, L.P., a partnership subsidiary of the Company, with and into USRP.  As a result of the Merger, USRP became a subsidiary of the Company and, at the effective time of the Merger, all holders of units of beneficial interest (the “Units”) of USRP became stockholders of the Company.  On October 16, 1997, the Common Stock, in replacement of the Units, commenced trading on the NYSE under the symbol “USV”.

Two stockholders of the Company (LSF3 Investments I, LLC, a Delaware limited liability company, and LSF3 Investments II, LLC, a Delaware limited liability company (the “Lone Star Funds”)) owned approximately 19.0% of the Company’s outstanding common stock as of September 30, 2003.  See Note 16, “Subsequent Events,” for additional information regarding the Company’s common stock offering on October 17, 2003, after which the equity interest of Lone Star Funds, as selling stockholders, was reduced to approximately 9.9%.

Minority Interest

In connection with the conversion, QSV withdrew as general partner of USRP and the Operating Partnership, effective October 15, 1997, and USRP Managing, Inc., a wholly-owned subsidiary of the Company, was substituted as the general partner for USRP and the Operating Partnership.  In exchange for its interests in USRP and the Operating Partnership and the termination of its management contract, QSV received 126,582 shares of Common

Stock and 1,148,418 units of beneficial interest in the Operating Partnership (“Operating Partnership Units”), which were exchangeable at any time for shares of Common Stock on a one-for-one basis, and the right to receive up to 825,000 additional Operating Partnership Units or shares of Common Stock on December 29, 2000 based on the net volume of property transactions over the period commencing October 1997 and ending December 29, 2000.  The calculation was based upon what QSV would have received under their prior management contract.  As of December 29, 2000, all of the 825,000 contingent shares of Common Stock had been earned and were issued.  Effective December 29, 2000, the Company and QSV entered into a merger agreement in which the Company acquired all outstanding shares of QSV for 2,554,998 shares of Common Stock.  The principal assets of QSV at the time of the merger were 1,148,418 Operating Partnership Units and 1,406,582 shares (inclusive of the 825,000 shares discussed above) of Common Stock of the Company.

During 1999, the Company issued $55.0 million of 8.5% preferred interest in HJV to a third party for net proceeds of $52.8 million.  Under the terms of this transaction, the preferred interest holder receives annual distributions equal to $4.7 million payable monthly from the cash flows of HJV.  Income is allocated to the preferred interest holder equal to their distribution.  The Company may be required from time to time to exchange properties that do not meet specified criteria as defined in the partnership agreement.

During 2001, the Company purchased one minority interest holder’s 2,429 OP units for $66,000.  The 131,915 OP units outstanding at December 31, 2001 and the preferred partnership interests represent the minority interest of the Company at December 31, 2001.

During 2002, the remaining 131,915 OP units expired (See Note 6) and were exchanged for 221,482 shares of Common Stock on August 2, 2002.  The Company owns 100% of the OP Units outstanding as of December 31, 2002.  The minority interest reflected on the balance sheet represents the preferred interest in HJV held by a third party.

Minority interest in the OP consisted of the following at December 31, 2002 and 2001 (in thousands):

Balance at January 1, 2001	$54,733
Minority interest shareholder buyout of shares	(66)
Cash contribution by minority interest partner	52
Distributions paid	(4,838)
Distributions declared	(29)
Income allocated to minority interest	4,485
Balance at December 31, 2001	54,337
Distributions paid	(4,762)
Income allocated to minority interest	4,681
OP units exchanged for common stock	(1,411)
Balance at December 31, 2002	$52,845

Preferred Stock

Series A Preferred

On November 12, 1997, the Company sold 3,680,000 shares of Series A Cumulative Convertible Preferred Stock (“Series A”) with a liquidation preference of $25.00 per share under the August 22, 1997 shelf registration statement.  The Series A Preferred Stock was not redeemable prior to November 15, 2002.  On and after November 15, 2002, the Series A Preferred Stock is redeemable, in whole or in part, at the option of the Company, (i) for such number of shares of Common Stock as are issuable at a conversion rate of .9384 shares of Common Stock for each share of Series A Preferred Stock, provided that for 20 trading days within any period of 30 consecutive trading days, including the last trading day of such period, the closing price of the Common Stock on the New York Stock Exchange equals or exceeds the Conversion Price, subject to adjustment in certain circumstances, plus cash in the amount of any accrued and unpaid dividends, or (ii) for cash at a redemption price equal to $25.00 per share of Series A Preferred Stock, plus any accrued and unpaid dividends.  The Series A Preferred Stock has no stated maturity and is not subject to a sinking fund.  Shares of Series A are convertible, in whole or in part, at the option of the holder at any time, unless previously redeemed, into shares of Common Stock at a conversion price of $26.64 per share of Common Stock (equivalent to a conversion rate of .9384 shares of Common Stock).  Distributions on Series A are cumulative and are equal to the greater of (i) $1.93 per annum or (ii) the cash distribution paid or payable on the number of shares of Common Stock into which a share of Series A is convertible.  As of December 31, 2002, 62 Series A shares had been converted into Common Stock.  Holders of Preferred Stock are entitled to receive dividends in preference to any dividends to Common Stockholders or OP unit holders.

Series B Preferred

On June 19, 2003, the Company raised proceeds, net of placement fees, of $15.2 million, exclusive of certain transaction costs, from the sale of 16,000 shares of Series B Convertible Preferred Stock (the “Series B Preferred”) in a private placement with certain institutional investors.

The Series B Preferred carries an 8% dividend and is convertible into common shares at a fixed conversion price of $16.00 per share, which represents a premium to the Company’s current market price for its common stock at the date of issuance.  The Series B Preferred has a perpetual term but is redeemable after three years at stated value plus accrued and unpaid dividends, or in common stock based on a weighted average conversion calculation.  The Company also granted warrants to the investors to purchase 206,452 shares of common stock at an exercise price of $16.50 per share.  The warrants have a seven-year term. The offering also included registration rights, which require the Company to file a “shelf” registration statement to register the resale of the underlying common stock on or prior to August 18, 2003.

The offering also included a twelve-month option for the institutional investors to invest an additional $4.0 million in stated value Series B Preferred under the same terms as the initial investment, with certain conversion price adjustments for the then current market price for the Company’s common stock. See Note 16, “Subsequent Events,” for information regarding the October 2003 issuance of $4.0 million of additional Series B preferred shares in connection with the Company’s recent stock offering.

The Series B Preferred is neither mandatorily redeemable, as defined in SFAS No. 150 “Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity,” nor does it embody an unconditional obligation to transfer equity shares of the Company.  The Series B Preferred does contain conditional obligations to redeem in cash or shares, but the conditions or events are not certain to occur at September 30, 2003.  Accordingly, the Series B Preferred does not fall under the scope of SFAS No. 150 at this time.

Since the Series B Preferred is outside the scope of SFAS No. 150, the requirements of EITF D-98, “Classification and Measurement of Preferred Securities,” were considered to determine if the securities should be classified as permanent equity.  As none of the redemption requirements of the securities are outside the control of the Company, the Series B Preferred are classified as equity as of September 30, 2003.

Distributions to Common and Preferred Stockholders

During the three months ended March 31, 2002, the Company changed its declaration date for its dividends from the last working day of the previous period to the first working day of the current period.  During the twelve months ended December 31, 2002, the Company paid twelve Common Stock dividends and declared eleven, and paid four Preferred Stock dividends and declared three.

For the year ended December 31, 2002, the Company declared distributions of $23.8 million to its common stockholders and the minority interests (or $1.21 per share of Common Stock or OP unit), of which 55.18% represented ordinary dividends, 31.03% represented a return of capital, 7.22% represented long-term capital gains, and 6.57% represented Internal Revenue Code (“IRC”) 1250 capital gains.

For the year ended December 31, 2002, the Company declared distributions of $5.3 million to its preferred stockholders, of which 80.01% represented ordinary dividends, 10.47% represented long-term capital gains and 9.52% represented IRC 1250 capital gains.

12.  Fair Value Disclosure of Financial Instruments

The following disclosure of estimated fair values was determined by the Company using available market information and appropriate valuation methodologies.  However, considerable judgment is necessary to interpret market data and develop the related estimates of fair value.  Accordingly, the estimates presented herein are not necessarily indicative of the amounts that could be realized upon disposition of the financial instruments.  The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

Cash and cash equivalents, receivables (including deferred rent receivable) and accounts payable (including deferred rent payable) are short term and highly liquid in nature.  Accordingly, fair value approximates the carrying values of these items.  Derivative financial instruments are recorded on the balance sheet at fair value.  The line of credit and the Certificates bear interest at current market rates based upon the prime rate or LIBOR, and accordingly, the fair value approximates the carrying value.

Notes and mortgage loans receivable totaling $44.7 million and $24.3 million as of December 31, 2002 and 2001, respectively, have a fair value of $48.9 million and $26.9 million respectively, based upon interest rates for notes with similar terms and remaining maturities.

Cost method investments with recorded values of $3.0 million and $0.6 million as of December 31, 2002 and 2001, respectively, have fair values of approximately the same amounts based on prices recently paid by the Company and/or published market values/prices if available.

Fixed rate notes payable and the mortgage note payable totaling $159.4 million and $159.5 million as of December 31, 2002 and 2001, respectively, have a fair value of $164.9 million and $165.6 million respectively, based upon interest rates for notes with similar terms and remaining maturities which management believes the Company could obtain.

The fair value estimates presented herein are based on information available to management as of December 31, 2002 and 2001.  Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for purposes of these consolidated financial statements since that date, and current estimates of fair value may differ significantly from the amounts presented herein.

13.  Segment Information

Effective April 2001, with the formation of FSI, a wholly-owned subsidiary of the Company, and the commencement of retail operations, the Company now has two operating segments, real estate and retail.  Operating segments are defined as components of an enterprise for which separate financial information is available that is evaluated by the chief operating decision maker(s) in deciding how to allocate resources and in assessing performance.

Real Estate.  Real estate activities are comprised of property management, acquisition and development operations and related business objectives.  The Company derives its revenues primarily from rental income received on its 816 restaurant and service station properties located throughout 48 states.

Retail.  Commencing in April 2001, the Company formed FSI, which began retail operations. Revenues from this segment are generated from the sale of gasoline and convenience store merchandise, and food sales at restaurants operated by the Company.  At December 31, 2002, FSI operated two service stations in Texas, seven in Hawaii and two in Illinois.  In January 2002, FSI commenced utilizing a fuel terminal in Hawaii to store fuel distributed to its Hawaii service stations.  At December 31, 2002, in addition to the service stations currently operated, FSI sold fuel to seven service stations in Hawaii, six in Texas and two in Illinois.  FSI also operates four non-service station properties: one car wash in California and three restaurants, two located in Texas and one located in Kansas.

Intersegment Charges.  Intersegment charges are eliminated in consolidation and include the costs of rent and interest.  The Retail segment pays rent to the Real Estate segment for lease of the properties that it operates.  Effective January 1, 2002, interest is also paid by the Retail segment to the Real Estate segment.  Interest is charged at an annual rate of 9.5% on intercompany balances as well as on a note established on January 1, 2002 for the sale of the Hawaii fuel terminal to FSI.  Intercompany balances represent primarily the cash advances made by the Real Estate segment to the Retail segment to fund its operations.  Intersegment rent and interest eliminated in consolidation for the twelve months ended December 31, 2002 were $1.8 million and $0.8 million, respectively.

The following represents the Company’s reportable amounts by segment as of and for the years ended December 31, 2002 and 2001 (in thousands):

2002	Real Estate	Retail	Intercompany	Consolidated
Real estate rental income	$62,148	$—	$(1,837)	$60,311
Retail operations	—	37,856	—	37,856
Interest on real estate loans and tenant expense reimbursements	7,163	—	(804)	6,359
Lease termination fees	198	—	—	198
Total revenues	69,509	37,856	(2,641)	104,724
Depreciation and amortization	(20,397)	(56)	—	(20,453)
General and administrative	(5,461)	(5,097)	—	(10,558)
Retail cost of sales	—	(32,077)	—	(32,077)
Other expenses, net	(10,779)	(1,767)	1,837	(10,709)
Income (loss) from continuing operations before interest expense and discontinued operations	32,872	(1,141)	(804)	30,927
Interest expense	(22,285)	(825)	804	(22,306)
Income from discontinued operations	5,699	(52)	—	5,647
Net income (loss)	$16,286	$(2,018)	$—	$14,268

Identifiable assets	$575,828	$2,857	$(4,000)	$574,685
Cash allocable to segments	2,975	1,417	—	4,392
Total assets	$578,803	$4,274	$(4,000)	$579,077

2001	Real Estate	Retail	Intercompany	Consolidated
Real estate rental income	$61,035	$—	$(220)	$60,815
Retail operations	—	13,557	—	13,557
Interest on real estate loans and tenant expense reimbursements	6,286	—		6,286
Lease termination fees	592	—	—	592
Total revenues	67,913	13,557	(220)	81,250
Depreciation and amortization	(19,990)	(81)	—	(20,071)
General and administrative	(7,365)	(855)		(8,220)
Retail cost of sales	—	(12,726)	—	(12,726)
Other expenses, net	(25,378)	(212)	220	(25,370)
Income (loss) from continuing operations before interest expense and discontinued operations	15,180	(317)	—	14,863
Interest expense	(34,999)	(1)	—	(35,000)
Income from discontinued operations	1,375	150	—	1,525
Net loss	$(18,444)	$(168)	$—	$(18,612)

Identifiable assets	$566,190	$1,020	$(48)	$567,162
Cash allocable to segments	9,683	663	—	10,346
Total assets	$575,873	$1,683	$(48)	$577,508

14.  Employee Benefit Plan

Effective October 15, 1997, the U.S. Restaurant Properties, Inc. 401(k) plan (the “Plan”) was established as a savings plan for the Company’s employees.  The Plan is a voluntary defined contribution plan.  Employees are eligible to participate in the Plan on the earlier of January 1, April 1, July 1 and October 1 immediately following the later of the (i) six months after their first day of employment with the Company or (ii) the date an employee attains the age of 21, as defined.  Each participant may make contributions to the Plan by means of a pre-tax salary deferral in an amount up to 15% of the participant’s annual compensation (not to exceed $10,500 per annum for 2002).  The Company will match up to 50% of participating annual employee’s contributions up to a maximum of 10% of the employee’s annual compensation.  The Company’s matching contributions are made in Company Stock, which is purchased by the Plan on the open market, and is subject to specified years-of-service for vesting of the Company’s portion of contributions to the Plan.  Employer contributions of approximately $49,000, $47,000 and $71,000 have been paid or accrued for the years ended December 31, 2002, 2001 and 2000, respectively.

15.  Summary of Quarterly Financial Information (unaudited) (in thousands, except per share amounts)

	Quarter				Total
	First	Second	Third	Fourth	Year

2002
Revenues from continuing operations (a)	$23,377	$26,523	$26,988	$27,836	$104,724
Income (loss) from discontinued operations (b)	1,675	(238)	1,608	2,602	5,647
Net income from continuing operations (d)	8,452	8,141	9,691	8,384	34,668
Income (loss) allocable to common stockholders	2,174	(507)	2,981	2,518	7,166
Income (loss) per common share:
Basic net income (loss) per share	$0.11	$(0.03)	$0.15	$0.13	$0.36
Diluted net income (loss) per share	$0.11	$(0.03)	$0.15	$0.13	$0.36
2001
Revenues from continuing operations (a)	$17,372	$18,323	$21,128	$24,427	$81,250
Income (loss) from discontinued operations (b)	891	937	494	(797)	1,525
Net income (loss) from continuing operations (d)	(9,035)	11,387	6,787	7,880	17,019
Income (loss) allocable to common stockholders	(21,695)	12	(2,588)	(1,443)	(25,714)
Loss per common share: (c)
Basic net loss per share	$(1.24)	$—	$(0.14)	$(0.08)	$(1.43)
Diluted net loss per share	$(1.24)	$—	$(0.14)	$(0.08)	$(1.43)

(a)    Reflects the reclassification in prior periods of amounts previously reported as a reduction of rent income to property expense for those properties with leases that require the operator to be responsible for payment of ground rents.  The reclassification occurred due to the adoption of EITF No. 01-14, “Income Statement Characterization of Reimbursements Received for “Out-of-Pocket” Expenses Incurred.”

(b)    Reflects the reclassification in prior periods of the operating results associated with the 108 properties sold or disposed of subsequent to January 1, 2002, previously reported in continuing operations.

(c)    Due to the significant variances between quarters in net loss and weighted average shares outstanding, the combined quarterly loss per share does not equal the reported loss per share for the year 2001.

(d)    Reflects the reclassification in prior periods of interest expense previously shown as a component of continuing operations.

16.  Subsequent Events

Common Stock Offering

On October 14, 2003, the Company completed a common stock offering of 4,075,000 shares of its common stock, including 1,500,000 shares offered by the Lone Star Funds.  The Company did not receive any of the proceeds from the sale of the common stock by the Lone Star Funds. The Company and the selling stockholders granted the underwriters an option to purchase an additional 611,250 shares to cover over-allotments, if any. Proceeds of $38.5 million from the offering, net of transaction expenses, were received on October 17, 2003.

Series B Restriction Waiver

In connection with the private placement of the Series B preferred stock, the Company agreed with the Series B preferred stock investors that the Company would not, without their prior written consent, prior to December 30, 2003 (90 days following the October 1, 2003 effective date of the resale registration statement), issue any additional shares of common stock or securities convertible into common stock.  The Series B preferred stock investors agreed to waive the foregoing restriction in order to permit the Company to sell the shares of common stock being offered in the common stock offering in exchange for the Company’s agreement to:

•       Sell to the Series B preferred stock investors an additional $4.0 million of Series B preferred stock at stated value, with a fixed conversion price of $16.00 per share and issue additional warrants; and

•       Increase the amount of Series B preferred stock that the Series B preferred stock investors have the right to purchase under the 12-month option by an additional $1.0 million for a total option of $5.0 million.

On October 17, 2003, the Company issued the $4.0 million of additional Series B preferred stock to the existing holders.

Shoney’s and Captain D’s Transactions

On October 6, 2003, the Company completed the sale of its 7.5% equity interest in Shoney’s, Inc. to Shoney’s largest shareholder.  Net proceeds were $4.5 million.  The Company anticipates recognizing a gain of approximately $2.1 million.

Litigation

Alon USA, L.P.

During the first quarter of 2003, the Company filed a lawsuit against Alon USA, L.P. ("Alon"), the owner of the Fina brand. The Company terminated the tenant's leasehold interest during February 2003 for 51 Fina service locations, and immediately closed 26 of them. Alon counter-claimed against the Company, alleging that pursuant to a Branding Assurance Agreement entered into with the Company, these gas stations must be continuously operated selling Fina branded gasoline. The Company's suit maintained that the Branding Assurance Agreement only required open and operating stations to remain under the Fina brand during the Company's ownership period, and that the Company had a right to sell the properties for other than Fina branded gasoline stations. The Company disputed Alon's position and did not reopen several of the stations and sold two stations for other than Fina branded gasoline stations.

Effective August 22, 2003, a Settlement Agreement and Mutual Release (the "Settlement Agreement") was executed between the parties. The Agreement expires on December 31, 2008, after which time the Company is no longer under an obligation to maintain continuously operating stores under the Fina brand.

Summarized below are significant terms of the Settlement Agreement.

•

For each property covered under the Settlement Agreement, a partial "release price," as defined, is due Alon for stores which do not remain open and operating under the Fina brand since the inception of the branding assurance agreement.

•

USRP paid approximately $0.3 million at closing which included approximately $0.2 million for the release of five stores and approximately $39,000 for days that stores were closed through the effective date of the Settlement Agreement, August 22, 2003.

•	USRP has an obligation for future payments, or release prices as defined in the Settlement Agreement, in the event stores do not remain open and operating under the Fina brand.

•	In the event of a sale of a store, USRP may contractually require the purchaser to assume responsibility for the branding assurance agreement and the release price.

•

If the new owner defaults on the agreement with USRP to maintain a continuously operating store under the Fina brand, USRP would be directly responsible for the release price payment to Alon. However, if this occurs, the Company would seek recourse against the defaulting owner.

During the third quarter, two additional releases totaling $0.1 million were made by the Company under the terms of the Settlement Agreement. The Company recovered the release price for one of the properties from its tenant. Accordingly, the net release prices paid during the quarter, including the amounts paid at closing, totaled approximately $0.3 million.

New Revolving Credit Facility

On November 4, 2003, the Company executed the first part of its new $50.0 million credit facility, in a transaction that provided up to $30.0 million of the facility from Bank of America, N.A.  In early December, based on commitments from participating lenders, the Company increased the size of the facility to $60.0 million.  The term of the facility is three years expiring October 31, 2006, and subject to various conditions.  The annual interest rate on the borrowings under the facility is LIBOR plus 300 basis points. The facility provides that up to $5.0 million may be used for letters of credit.  The amount borrowed under the facility is based on the earnings before interest, taxes, depreciation and amortization generated by the properties that collateralize the facility.  Borrowings under the facility are secured by a negative pledge on the properties and a pledge of the Company’s equity interests in the subsidiaries which own the borrowing base properties.  Borrowings under the new facility will be used to repay the debt on the original facility, fund property acquisitions and for general corporate purposes.

Redemption of Highland Joint Venture Preferred Partnership Interests

On November 4, 2003, the Company redeemed the $52.8 million partnership interest in one of its operating partnerships, USRP/HCI Partnership 1, L.P., that was owned by an affiliate of Bank of America. In conjunction with the new revolving credit facility, the commitment from Bank of America also provided for a term loan facility in the amount of $35.0 million to partially fund the redemption of the partnership interest. The remaining $17.8 million required to redeem the interest was paid with cash, including cash of $8.6 million generated from the issuance of additional shares of the Company’s Series A preferred stock to an affiliate of Bank of America.

Hawaii Term Loan

On December 12, 2003, the Company received net proceeds of $11.9 million from First Hawaiian Bank related to a $12.0 million secured term loan facility.  Borrowings under this facility bear interest at either LIBOR plus 250 basis points, or 50 basis points over the lender’s prime rate, at the Company’s option.  Principal amounts outstanding will be amortized over a 15-year period but mature on the eighth anniversary of the date of funding.  This facility is secured by certain of the Company’s properties in Hawaii.  Borrowings under the term loan facility will be used to fund new property acquisitions, pay down other debt and for general corporate purposes.

Schedule II

U.S. Restaurant Properties, Inc.

Valuation and Qualifying Accounts

(in thousands)

	Accounts Receivable	Straight-line Rent	Notes and Mortgages Receivable	Total

Balance at January 1, 2001	$2,860	$1,489	$4,565	$8,914
Bad debt expense	1,646	463	2,618	4,727
Write-offs	(1,046)	(665)	(643)	(2,354)
Balance at December 31, 2001	3,460	1,287	6,540	11,287
Bad debt expense	498	192	(2,351)	(1,661)
Write-offs, net of recoveries	(1,427)	(995)	30	(2,392)
Balance at December 31, 2002	$2,531	$484	$4,219	$7,234

Schedule III

U.S. Restaurant Properties, Inc.

Real Estate and Accumulated Depreciation

(dollars in thousands)

	Number of Properties	Cost at December 31, 2002				Accumulated Depreciation at December 31, 2002
Store Type		Land	Buildings	Equipment	Total	Buildings	Equipment	Total

Arby’s	66	$11,057	$38,282	$99	$49,438	$10,399	$47	$10,446
Burger King	172	29,296	63,967	273	93,536	20,573	197	20,770
Captain D’s	37	10,664	11,212	—	21,876	311	—	311
Dairy Queen	35	2,434	7,274	691	10,399	2,707	657	3,364
El Chico	21	8,202	18,942	—	27,144	4,886	—	4,886
Gant	27	4,695	7,003	1,590	13,288	1,084	741	1,825
Grandy’s	27	11,955	—	—	11,955	—	—	—
Hardee’s	14	2,328	9,174	977	12,479	3,586	887	4,473
Phillips 66	18	3,353	5,542	1,645	10,540	880	803	1,683
Shoney’s	19	7,271	10,175	—	17,446	299	—	299
Other	380	111,149	200,620	6,593	318,362	48,715	3,230	51,945
Total	816	$202,404	$372,191	$11,868	$586,463	$93,440	$6,562	$100,002

(1)           Substantially all property is restaurant or service station property.

(2)           Depreciation is computed over the estimated useful life of 15 to 20 years for the buildings and improvements and seven years for equipment.

(3)           Burger King restaurant properties include the land values of six restaurant properties in which the building and improvements are accounted for as direct financing leases.

(4)           Transactions in real estate and equipment and accumulated depreciation during 2002, 2001 and 2000 are summarized below.

	Cost	Accumulated Depreciation
Balance at January 1, 2000	$633,323	$49,371
Acquisitions	3,627	—
Cost of real estate sold	(49,325)	(5,697)
Depreciation expense	—	24,374
Asset impairment	(6,106)	—
Transfer from construction in progress	29,100	—
Balance at December 31, 2000	610,619	68,048
Acquisitions	2,277	—
Cost of real estate sold	(27,438)	(7,167)
Assets classified as held for sale	(22,071)	—
Depreciation expense	—	22,040
Asset impairment	(18,445)	—
Transfer from direct financing leases	680	—
Transfer from construction in progress	8,541	—
Balance at December 31, 2001	554,163	82,921
Acquisitions	39,535	—
Cost of real estate sold	(27,159)	(4,821)
Assets classified as held and used	22,071	—
Depreciation expense	—	21,965
Asset impairment	(2,361)	—
Transfer from direct financing leases	171	—
Transfer from construction in progress	43	—
Balance at December 31, 2002	$586,463	$100,002

Index to Exhibits

Exhibit Number

23.1	Consent of Deloitte & Touche LLP

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

U.S. RESTAURANT PROPERTIES, INC.

	By:	/s/ Stacy M. Riffe
	Name:	Stacy M. Riffe
	Title:	Chief Financial Officer
Date: December 15, 2003